As filed with the Securities and Exchange Commission on February 6, 2013
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MEMBERS Life Insurance Company
(Exact name of registrant as specified in its charter)

Iowa	6311	39-1236386
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

MEMBERS Life Insurance Company
2000 Heritage Way
Waverly, Iowa 50677
(319) 352-4090
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ross Hansen, Esq.
MEMBERS Life Insurance Company
2000 Heritage Way
Waverly, Iowa 50677
(319) 352-4090
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Stephen E. Roth, Esq.
Thomas E. Bisset, Esq.
Sutherland Asbill & Brennan LLP
700 Sixth Street, NW, Suite 700
Washington, DC 20001
(202) 383-0100

Approximate date of commencement of proposed sale to the public:   As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Calculation of Registration Fee
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Single Premium Deferred Annuity Contract	*	*	100 million	$13,640

* The maximum aggregate offering price is estimated solely for the purposes of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

<MEMBERS Life Graphic>

MEMBERS® Market Zone Annuity

Issued by:
MEMBERS Life Insurance Company
2000 Heritage Way
Waverly, Iowa 50677

Telephone number: 800-798-6600
Offered Through: CUNA Brokerage Services, Inc.

This prospectus describes the MEMBERS® Market Zone Annuity, a single premium deferred annuity contract (the “Contract”) issued by MEMBERS Life Insurance Company (the “Company”, “we”, “us”, or “our”). The Contract is designed for individuals, certain entities, and certain retirement plans that qualify for special federal income tax treatment, as well as those that do not qualify for such treatment. The Contract offers you the ability to allocate your monies among two interest crediting options, accumulate interest earnings under the Contract and receive income payments. The Contract is not an investment in the stock market or in any securities index.

You may purchase the Contract with a Purchase Payment that is at least $5,000. You may allocate your Purchase Payment among two options – the Secure Account and the Growth Account (the “Risk Control Accounts”). For each Risk Control Account, we credit interest based in part on the performance of the S&P 500 Price Index (the “Index”) over a one-year period. We hold reserves for our guarantees for amounts allocated to each Risk Control Account in a non-unitized separate account. Our general account assets are also available to meet the guarantees under the Contract as well as our other general obligations.

Not all Risk Control Accounts may be available in all markets where we offer the Contract.

If you surrender your Contract or take a partial withdrawal during the Initial Index Period, we will apply a Surrender Charge and a Market Value Adjustment (“MVA”) to the amount being surrendered or withdrawn that is in excess of the free annual withdrawal amount. See “fees and charges,” “market value adjustment” and “access to your money.” The MVA may be either positive or negative, which means the MVA may increase or decrease the amount you receive upon surrender or partial withdrawal.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced disclosure requirements regarding our operations, including the compensation of our executive officers.

There are risks associated with the Contract. These risks include liquidity risks, investment risks, risks that we may eliminate or may substitute a Risk Control Account, company risks, and interest rate risks. Also, Surrender Charges and an MVA may apply for a number of years, so that the Contract should only be purchased for the long-term. Under some circumstances, you may receive less than your Purchase Payment under the Contract. In addition, partial withdrawals and surrenders will be subject to income tax and may be subject to a 10% IRS penalty tax if taken before age 59 1/2. Accordingly, you should carefully consider your income and liquidity needs before purchasing a Contract. Additional information about these risks appears under “highlights” on page__, “access to your money” on page ___, and “federal income tax matters” on page __. Also, we do not guarantee that the Contract will offer the same or similar Risk Control Accounts for the entire period you own the Contract.

We offer the Contract through CUNA Brokerage Services, Inc., which is the principal underwriter. The principal underwriter is not required to sell any specific number or dollar amount of Contracts but will use its best efforts to sell the Contracts. There are no arrangements to place funds in an escrow, trust, or similar account. This is a continuous offering.

This prospectus provides important information you should know before investing. Please keep the prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

An investment in this Contract is not a bank deposit and is not insured or guaranteed by any bank or by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus is _____ __, 2013

TABLE OF CONTENTS

GLOSSARY	1

HIGHLIGHTS	3

How Your Contract Works	3
Risk Factors and Other Important Information You Should Know	5

GETTING STARTED – THE ACCUMULATION PERIOD	7

Purchasing a Contract	7
Tax-Free “Section 1035” Exchanges	8
Owner	8
Divorce	8
Beneficiary	8
Right to Examine	9

ALLOCATING YOUR PURCHASE PAYMENT	9

AUTOMATIC REBALANCE PROGRAM	9

MARKET VALUE ADJUSTMENT	14

SURRENDER VALUE	15

FEES AND CHARGES	15

Surrender Charge	15
Change of Annuitant Endorsement Charge	16
Other Information	17

ACCESS TO YOUR MONEY	17

Partial Withdrawals	17
Free annual withdrawal amount	17
Waiver of Surrender Charges	17
• Nursing Home or Hospital	18
• Terminal Illness	18
Surrenders	18
Partial Withdrawal and Surrender Restrictions	18
Right to Defer Payments	18

DEATH BENEFIT	19

Death of the Owner	19
Death Benefit Payment Options	19
Death of Owner or Annuitant After the Payout Date	20

INCOME PAYMENTS – THE PAYOUT PERIOD	20

Payout Date	20
Terms of Income Payments	20

INCOME PAYMENT OPTIONS	21

Election of an Income Payment Option	21
Options	21

FEDERAL INCOME TAX MATTERS	22

Tax Status of the Contracts	22
Taxation of Non-Qualified Contracts	22
Taxation of Qualified Contracts	24

Federal Estate Taxes	25
Generation-Skipping Transfer Tax	25
Federal Estate, Gift and Generation-Skipping Transfer Taxes	25
Medicare Tax	25
Federal Defense of Marriage Act	25
Annuity purchases by residents of Puerto Rico	25
Annuity Purchases By Nonresident Aliens and Foreign Corporations	25
Possible Tax Law Changes	26

OTHER INFORMATION	26

Distribution	26
Authority to Change	27
Incontestability	27
Misstatement of Age or Sex	27
Conformity with Applicable Laws	27
Reports to Owners	27
Change of Address	28
Inquiries	28

CORPORATE HISTORY OF THE COMPANY	28

Properties	28
Financial Information	28

POTENTIAL RISK FACTORS THAT MAY AFFECT OUR BUSINESS AND OUR FUTURE RESULTS	29

SELECTED FINANCIAL DATA	32

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	33

Cautionary Statement Regarding Forward-Looking Information	33
Overview	34
Critical Accounting Policies	35
Financial Condition	40
Directors and Executive Officers	45

FINANCIAL STATEMENTS	53

APPENDIX A: EXAMPLES OF THE PARTIAL WITHDRAWALS, FULL SURRENDER, AND THE MARKET VALUE ADJUSTMENT	58

The Contract may not be available in all states. This prospectus does not constitute an offer to sell any Contract and it is not soliciting an offer to buy any Contract in any state in which the offer or sale is not permitted. We do not authorize anyone to provide any information or representations regarding the offering described in this prospectus other than the information and representations contained in this prospectus.

glossary

We have tried to make this prospectus as understandable as possible. However, in explaining how the Contract works, we have had to use certain terms that have special meanings. We define these terms below.

Accumulation Period – The Accumulation Period is the period of time that: (a) begins on the Contract Issue Date as stated on your Contract Data Page; and (b) continues until the Payout Date, unless the Contract is terminated.

Adjusted Index Value – The index value adjusted for the Index Interest Rate Cap or Index Interest Rate Floor for the current Contract Year.

Administrative Office – MEMBERS Life Insurance Company, 2000 Heritage Way, Waverly, Iowa 50677.

Age – Age as of last birthday.

Annuitant (joint annuitant) – The natural person(s) whose life (or lives) determines the amount of annuity payments under the Contract.

Automatic Rebalance Program – A program (“rebalancing”) to automatically transfer values between the Risk Control Accounts to achieve the balance of Contract Value equal to the allocation percentages you requested.

Beneficiary – The person(s) (or entity) you named to receive proceeds payable due to the death of the Owner. Before the Payout Date, if no Beneficiary survives the Owner, we will pay the death benefit proceeds to the Owner’s estate.

Business Day – Any day both the Company and the New York Stock Exchange are open for business. The Company is closed on the following holidays: New Year’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. The Company is closed on the day itself if those days fall Monday through Friday, the day immediately preceding if those days fall on a Saturday, and the day immediately following if those days fall on a Sunday.

Company – MEMBERS Life Insurance Company; also referred to as “we”, “our” and “us”.

Contract Anniversary – The same day and month as the Contract Issue Date for each year the Contract remains in force.

Contract Issue Date – The date from which Contract Years and Contract Anniversaries are determined. The Contract Issue Date is shown on your Data Page.

Contract Value – The current value of your annuity as provided under this Contract during the Accumulation Period.

Contract Year – Any twelve-month period beginning on the Contract Issue Date or Contract Anniversary and ending one day before the next Contract Anniversary.

Credited Index Interest – The amount of index interest credited on each Contract Anniversary and at time of partial withdrawal, surrender, death and annuitization.

Credited Index Interest Rate – The rate used to determine the index interest to be applied to Contract Value.

Due Proof of Death – Proof of death satisfactory to us. Such proof may consist of the following if acceptable to us: a) a certified copy of the death record; b) a certified copy of a court decree reciting a finding of death; c) any other proof satisfactory to us.

General Account – All of the Company’s assets other than the assets in segregated asset accounts which are maintained as “insulated” separate accounts under applicable law.

Good Order – All necessary documents and forms that are complete and in our possession. To be in “good order,” an instruction must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions and any payment amount must meet our minimum requirements to complete the request. We reserve the right to change, from time to time, our requirements for what constitutes good order and which documents, forms and payment amounts are required in order for us to complete your request.

Hospital – A facility that is licensed and operated as a hospital according to the law of the jurisdiction in which it is located.

Index – The S&P 500 Composite Stock Price or any substituted suitable alternative index.

Index Interest – Interest we calculate that is based in part on the performance of an Index.

Index Interest Rate Cap – The maximum index interest rate that may apply to determine the Index Interest. We may change this rate at the beginning of a Contract Year.

Index Interest Rate Floor – The minimum index interest rate that may apply to determine the Index Interest. This rate will equal the initial Index Interest Rate Floor shown on your Contract Data Page and will not change during the life of your Contract. This may be a negative number.

Initial Index Value – The index value as of the beginning of the current Contract Year.

Initial Index Period – The period beginning on the Contract Issue Date and ending on the Initial Index Period Expiration Date.

Initial Index Period Expiration Date – The last day of the Initial Index Period which coincides with the expiration of the Surrender Charge Period.

Internal Revenue Code – The Internal Revenue Code of 1986, as amended.

Market Value Adjustment – An adjustment that will be made to the amount you receive if you surrender the Contract or take a partial withdrawal during the Initial Index Period. The MVA reflects in part the difference in value of fixed income and other investments used to fund your Contract from the Contract Issue Date to the date you surrender the Contract or take a partial withdrawal. The MVA may be either positive or negative. This means that the MVA may increase or decrease the amount payable to you upon surrender or partial withdrawal.

Nursing Home – A facility that is licensed and operates as a nursing facility according to the law of the jurisdiction in which it is located.

Owner – The person(s) (or entity) who owns this Contract and whose death determines the death benefit. If there are multiple Owners, each Owner will be a joint Owner of the Contract and all references to Owner will mean joint Owners. The Owner has all rights, title and interest in this Contract during the accumulation period. The Owner may exercise all rights and options stated in this Contract, subject to the rights of any irrevocable Beneficiary. The Owner is also referred to as “you” or “your.”

Payee – The person(s) (or entity) who receives income payments during the Payout Period while the Annuitant is living. The Payee is the Owner, unless otherwise designated. A minor cannot be named the payee.

Payout Date – The date we begin making income payments to the Payee from the Contract.

Payout Period – The phase the Contract is in once income payments begin.

Purchase Payment – The initial payment that we require to issue the Contract. We do not allow any payments under the Contract after the initial Purchase Payment.

Risk Control Account – An investment option that is available to you to allocate your contract value.

Separate Account – A non-registered separate account that we established within our General Account and under the laws of Iowa in which we hold reserves for our guarantees under the Contract. Our other general account assets are also available to meet the guarantees under the Contract and our other general obligations. The portion of the assets of the separate account equal to the reserves and other contract liabilities with respect to the separate account will not be chargeable with liabilities arising out of any other business we may conduct.

Surrender Charge – The charge associated with surrendering either some or all of the Contract Value before the end of the Initial Index Period.

Surrender Charge Period – The number of Contract Years beginning on the Contract Issue Date during which we may assess a surrender charge and apply an MVA if you surrender the Contract or take a partial withdrawal.

Surrender Value – The amount you are entitled to receive under this Contract, in the event this Contract is terminated during the Accumulation Period. It is equal to your Contract Value, less any Surrender Charges and adjusted for any Market Value Adjustment.

Unadjusted Index Value – The value of the Index as of the date on which we calculate Index Interest.

Written Request – A signed and dated written notice in a form satisfactory to us.

highlights

The following is a “summary” of the key features of the Contract. This summary does not include all of the information you should consider before purchasing a Contract. You should carefully read the entire prospectus, which contains more detailed information concerning the Contract and the Company before making an investment decision.

How Your Contract Works

Your Contract is a single premium deferred annuity contract. There are two periods to your Contract, an Accumulation Period and a Payout Period. Your Contract can help you save for retirement because it can allow your Contract Value to earn interest on a tax-deferred basis and you can later elect to receive retirement income for life or a period of years. You generally will not pay taxes on your earnings until you withdraw them.

Note: When you purchase the Contract, you are not buying shares in a securities index or shares of stock.

During the Accumulation Period of your Contract, you allocate your Contract Value to the Risk Control Accounts, where interest is credited, if any, each Contract Year based, in part, on the investment performance of the Index (currently the S&P 500 Composite Stock Price Index), subject to an Index Interest Rate Cap and Floor that is unique to each Risk Control Account. We set the Index Interest Rate Caps at the Contract Issue Date and upon each Contract Anniversary. Credited Index Interest may be less than zero, depending on the Risk Control Account you elect. The Accumulation Period begins on the Contract Issue Date and continues until the Payout Date.

During the Payout Period of your Contract, you can elect to receive income payments by applying Contract Value to the income payout options offered in your Contract. The Payout Period begins on the Payout Date and continues while income payments are paid.

Please call your registered representative or the Company at 1-800-798-6600 if you have questions about how your Contract works.

Purchase Payment
You may purchase the Contract with an initial Purchase Payment of $5,000 or more. Our approval is required for a Purchase Payment of $1,000,000 or more. We do not allow any payments under the Contract after the initial Purchase Payment. Our approval is required if multiple Contracts are provided by the same individual where the sum of the Purchase Payment exceeds $1,000,000.

Allocation Options
There are two Risk Control Accounts among which you may allocate all or a portion of your Purchase Payment and Contract Value, the Secure Account and the Growth Account. Both Risk Control Accounts are available as allocation options during the Initial Index Period. Under your Contract, you choose the duration of the Initial Index Period. We currently offer Initial Index Periods with durations of 5, 7 or 10 years. After the Initial Index Period, only the Secure Account will be available as an allocation option under the Contract.

You must specify the percentage of your Purchase Payment to be allocated to each Risk Control Account on the Contract Issue Date. The amount you direct to a particular Risk Control Account must be in whole percentages from 1% to 100% of the Purchase Payment and your total allocation must equal 100% of the Purchase Payment.

The Secure Account has an Index Interest Rate Floor of 0%. Credited Index Interest for any Contract Year can never be below 0%. This means that any negative investment performance of the Index over the one-year period used in determining Credited Index Interest would not reduce your Contract Value at the end of a Contract Year. The Secure Account provides your Contract Value the most protection from negative investment performance of the Index.

On the other hand, the Growth Account has an Index Interest Rate Floor of -10%. Credited Index Interest for any Contract Year can never be below -10%. This means that negative investment performance of the Index over the one-year period used in determining Credited Index Interest could result in negative Credited Index Interest being credited that would reduce your Contract Value at the end of the Contract Year. However, any negative Credited Index Interest would not reduce your Contract Value in a Contract Year by more than 10% regardless of whether the negative investment performance of the Index over the one-year period was less than -10%. In return for accepting some risk of loss to your Contract Value allocated to the Growth Account, the Index Interest Rate Cap for the Growth Account would be higher than the Index Interest Rate Cap declared for the Secure Account which allows the potential for higher positive Credited Index Interest to be applied to your Contract Value allocated to the Growth Account.

Right to Examine
The Contract provides for an initial “right to examine” period. The Owner may reject the Contract for any reason within ten days of receiving it. In some states, this period may be longer than ten days.

Rebalancing / Reallocation
Upon each Contract Anniversary, after Credited Index Interest has been applied, the Automatic Rebalance Program will reallocate your Contract Value between the Risk Control Accounts based on your most recent allocation instructions that we have on file.

You may request a change to your allocation instructions at any time. The change will take effect on the next Contract Anniversary. Your request must be received at our Administrative Office at least two Business Days prior to your Contract Anniversary for the instructions to be effective for that Contract Anniversary. If we do not receive your Written Request in time for the next Contract Anniversary, your instructions will be effective the following Contract Anniversary.

Withdrawal Options
The Contract offers the following liquidity features during the Accumulation Period:
•

Free annual withdrawal amount – Each year, beginning in Contract Year 2, you may withdraw up to 10% of your Contract Value determined as of the beginning of the Contract Year free of any Surrender Charge or MVA. The free annual withdrawal amount may be larger for certain Qualified Contracts to satisfy minimum distribution requirements set forth in the IRC.

•

Partial withdrawal option – After the first Contract Year, you may take up to two withdrawals each Contract Year at any time prior to the beginning of the Payout Period. Amounts withdrawn from your Contract Value in excess of the free annual withdrawal amount will be subject to a Surrender Charge and MVA if taken during the Initial Index Period.

•	Full surrender option – You may surrender your Contract at any time prior to beginning the Payout Period. Upon full surrender, Credited Index Interest, a Surrender Charge, and an MVA may apply.

Surrender Charge
For partial withdrawals and surrenders during the Initial Index Period, we deduct a Surrender Charge equal to a percentage of the Contract Value withdrawn that is in excess of the free annual withdrawal amount (see the “fees and charges” section for more details).

Market Value Adjustment (MVA)
For partial withdrawals and upon full surrender of Contract Value in excess of the free annual withdrawal amount during the Initial Index Period, we will apply an MVA. The MVA can increase or decrease your amount withdrawn or the Surrender Value, depending on how economic indicators have changed since your Contract was issued (see “market value adjustment” section for more details).

Surrender Charge and Market Value Adjustment Hardship Waivers
The Surrender Charge and MVA will be waived for the following life events:

•	Confinement to a nursing home or hospital for at least 180 consecutive days; and
•	Diagnosis of a terminal illness where life expectancy is 12 months or less.

There are waiting periods and other restrictions that apply to these waivers, which are discussed in greater detail in the “access to your money” section.

Income Options
You have several income options to choose from during the Payout Period. Income payments will start on the Payout Date, and continue based on the option elected.

Death Benefit
The Contract provides a death benefit during the Accumulation Period. The death benefit is equal to the Contract Value adjusted for Credited Index Interest as of the date death benefits are payable. We do not apply the Surrender Charge or MVA in determining the death benefit payable.

Benefits of Your Contract

Your Contract offers you several benefits.

•

Tax Deferral  – Your Contract provides for tax-deferred growth. This may allow your Contract Value to grow faster because you earn interest on Contract Value that otherwise may have been paid in taxes. Your Contract Value may earn interest, the interest would compound within the Contract and the Contract Value you may have otherwise paid in taxes earns interest. Credited Index Interest earned generally is not taxed until it is withdrawn. You may use the Contract with certain tax qualified retirement plans. Please note, however, that tax qualified retirement plans provide their own tax deferral benefit; the purchase of this Contract does not provide additional tax deferral benefits beyond those provided in the qualified plan.

•

Free Annual Withdrawals after First Contract Year –  You may take “free annual withdrawals” from your Contract Value each year after the first Contract Year during the Initial Index Period. In each such Contract Year, you may withdraw up to 10% of Contract Value determined as of the beginning of the Contract Year without the application of a Surrender Charge or MVA on those amounts. Note that taxes and other penalties may apply to free annual withdrawals and withdrawals may be restricted under certain Qualified Contracts.

•

Death Benefit  –  Your Contract provides a death benefit. Death benefit proceeds become payable to the Beneficiary upon our receipt of due proof of death of the Owner during the Accumulation Period (or the first Owner to die if there are Joint Owners).

•

Protection from Outliving your Income – Your Contract provides you with the opportunity to receive income payments during the Payout Period. Annuitizing your Contract converts your Contract Value into a stream of income which can be based on your life expectancy. Depending upon the type of income benefit option you choose, annuitization of your Contract can provide you with an income stream that you cannot outlive.

Risk Factors and Other Important Information You Should Know

Your Contract also has various risks associated with it. We list these risk factors below, as well as other important information you should know before purchasing a Contract.

•

Index Interest Crediting Risk – If the Index declines, it may or may not reduce your Contract Value in a Risk Control Account. This depends on the Risk Control Account in which you are invested. Nevertheless, you always assume the investment risk that no Credited Index Interest will be added to your Contract Value at the end of a Contract Year. You also bear the risk that sustained declines in the Index may result in Credited Index Interest not being credited to your Accumulated Value for a prolonged period. If your Contract Value is allocated to the Growth Account, you also assume the risk that we may credit negative Credited Index Interest. This means that Contract Value in the Growth Account may decline.

•

Liquidity Risk – We designed your Contract to be a long-term investment that you may use to help save for retirement. Your Contract is not designed to be a short-term investment. While you are always permitted after the first Contract Year to take two partial withdrawals from the Contract each Contract Year and to surrender the Contract at any time, partial withdrawals and surrenders in excess of the free annual withdrawal amount, before the end of the Initial Index Period, are subject to a Surrender Charge and MVA (if applicable). There is a risk that interest rates will increase and, as a result, the MVA will reduce the amount that you receive as a surrender or withdrawal. There is also a risk that you may lose a portion of your principal due to a Surrender Charge and MVA. (see “market value adjustment.”) Also, gains on withdrawals are subject to income taxes, and before age 59 1/2 may be subject to a 10% federal tax penalty.

•

Risk That We May Eliminate or Substitute a Risk Control Account – There is no guarantee that the Risk Control Accounts will be available during the entire time you own your Contract. We reserve the right to add, substitute and delete a Risk Control Account or the Index. If we substitute the Index, the performance of the new index may differ from the original Index. This, in turn, may affect the Credited Index Interest you earn. We will not substitute the Index until that index has been approved by the insurance department in your state.

The same index will be used for each Risk Control Account for the duration of your Contract. However, if the publication of that index is discontinued, or the calculation of that index is materially changed, we will substitute a suitable index that will be used for the entire then-current contract year and notify you of the change in advance. Any change will be approved by the insurance commissioner of the state in which the contract was issued, if required by state law. Notification will be in your annual report unless timing of any such change would cause us to send notification prior to your Contract Anniversary.

•

Creditor and Solvency Risk –  Our general account assets support the guarantees under the Contract and are subject to the claims of our creditors. As such, the guarantees under the Contract are subject to our financial strength and claims-paying ability, and therefore, to the risk that we may default on those guarantees. You need to consider our financial strength and claims-paying ability in meeting the guarantees under the Contract. You may obtain information on our financial condition by reviewing our financial statements included in this prospectus. Additionally, information concerning our business and operations is set forth in the section of this prospectus entitled “____________________.”

•

No Ownership Rights – You will have no ownership rights in the underlying stocks comprising the Index. Purchasing the Contract is not equivalent to investing in the underlying stocks comprising the Index. As the Owner of the Contract, you will not have any ownership interest or rights in the underlying stocks comprising the Index, such as voting rights, dividend payments, or other distributions.

•

No Affiliation with Index or Underlying Stocks – We are not affiliated with the sponsor of the Index or the underlying stocks comprising that Index. Consequently, the Index and the issuers of the underlying stocks comprising the Index have no involvement with the Contract.

•

Historical Performance – The historical performance of the Index should not be taken as an indication of the future performance of the Index. While the trading prices of the underlying stocks comprising the Index will determine the level of the Index, it is impossible to predict whether the level of the Index will fall or rise. Trading prices of the underlying stocks comprising the Index will be influenced by complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying common stocks are traded, and by various circumstances that can influence the levels of the underlying common stocks in a specific market segment or the level of a particular underlying stock.

•

Possible Tax Law Changes – There always is the possibility that the tax treatment of the Contract could change by legislation or otherwise. We have the right to modify the Contract in response to legislative changes that could diminish the favorable tax treatment that Owners receive. You should consult a tax adviser with respect to legislative developments and their effect on the Contract.

getting started – the Accumulation Period

The Contract is a single premium deferred annuity. We describe your rights below and in your Contract. Contracts issued in your state may provide different features and benefits than those described in this prospectus. A material difference may include the length of the right to examine period, the amount of and ability to waive the Surrender Charge, the Payout Date, or the availability of certain income payout options. In addition, certain benefit options may not be available in all states. We will include any such state variations in your Contract. Your registered representative can provide you with more information about those state variations.

Purchasing a Contract

We offer the Contract to individuals, certain retirement plans, and other entities. To purchase a Contract, you and the Annuitant must be no older than age 85.

We sell the Contract through registered representatives who also are agents of the Company. To start the purchase process, you must submit an application to your registered representative. The Purchase Payment must either be paid at the Company’s Administrative Office or delivered to your registered representative. Your registered representative will then forward your completed application and Purchase Payment (if applicable) to us. After we receive a completed application, Purchase Payment, and all other information necessary to process a purchase order, we will begin the process of issuing the Contract. There may be delays in our processing of your application because of delays in receipt of your application from the selling firm or because of delays in determining whether your Contract is suitable to you. Any such delays will affect when we issue your Contract.

IMPORTANT: You may use the Contract with certain tax qualified retirement plans. The Contract includes attributes such as tax deferral on accumulated earnings. Qualified retirement plans provide their own tax deferral benefit; the purchase of this Contract does not provide additional tax deferral benefits beyond those provided in the qualified retirement plan. Accordingly, if you are purchasing this Contract through a qualified retirement plan, you should consider purchasing the Contract for its other features such as the Credited Index Interest that is locked-in each Contract Year, and other non-tax related benefits. Please consult a tax adviser for information specific to your circumstances to determine whether the Contract is an appropriate investment for you.

If mandated by applicable law, including Federal laws designed to counter terrorism and prevent money laundering, we may be required to reject your Purchase Payment. We may also be required to provide additional information about you or your Contract to government regulators. In addition, we may be required to block an Owner’s Contract and thereby refuse to honor any request for transfers, partial withdrawals, surrender, income payments, and death benefit payments, until instructions are received from the appropriate government regulator.

Tax-Free “Section 1035” Exchanges

You can generally exchange one annuity contract for another in a ‘tax-free exchange’ under Section 1035 of the Internal Revenue Code. Before making an exchange, you should compare both contracts carefully. Remember that if you exchange another contract for the one described in this prospectus, you might have to pay a surrender charge or negative market value adjustment on the existing contract. If the exchange does not qualify for Section 1035 tax treatment, you may have to pay federal income tax, including a possible penalty tax, on your old contract. There will be a new Surrender Charge Period for this Contract and other charges may be higher (or lower) and the benefits may be different. There may be delays in our processing of the exchange. You should not exchange another contract for this one unless you determine, after knowing all the facts, that the exchange is in your best interest. The person selling you this Contract will generally earn a commission from us.

Owner

Owner means the owner named in the application or any successor if ownership has been assigned. The Owner names the Annuitant or Joint Annuitants. All rights may be exercised by the Owner subject to the rights of any other Owner and any irrevocably named Beneficiary.

Any change in Owner is subject to our acceptance and we reserve the right to refuse such change on a non-discriminatory basis.

If an Owner who is a natural person dies during the Annuitant’s lifetime, the Beneficiary is entitled to the Death Benefit. The Death Benefit becomes payable at the death of the Owner (if there are Joint Owners, the Death Benefit will become payable after the first Joint Owner dies). If an Owner is not a natural person and the Annuitant dies before the Payout Date, the Death Benefit will be payable to the Beneficiary. If you have any questions concerning the criteria you should use when choosing Annuitants under the Contract, consult your registered representative.

Divorce

In the event of divorce, the former spouse must provide a copy of the divorce decree (or a qualified domestic relations order if it is a qualified plan) to us. The terms of the decree/order must identify the Contract and specify how the Contract Value should be allocated among the former spouses.

Beneficiary

You name a Beneficiary when you apply for the Contract. At any time before the Payout Date, you may change the Beneficiary by a Written Request sent to us, or you may name one or more Beneficiaries. A change of Beneficiary will take effect on the date the Written Request was signed. If there are multiple Owners, each Owner must sign the Written Request. In addition, any irrevocable Beneficiary must sign the Written Request. Any change is subject to payment or other actions we took before we received the request to change the Beneficiary at our Administrative Office.

Before the Payout Date, if no Beneficiary survives the Owner, we will pay the death benefit proceeds to the Owner’s estate (if Joint Owners, the surviving Owner will receive the death benefit proceeds).

Use care when naming Beneficiaries. If you have any questions concerning the criteria you should use when choosing Beneficiaries, consult your registered representative.

Right to Examine

You may cancel your Contract and return it to your registered representative or to us within a certain number of days after you receive the Contract and receive a refund of the Purchase Payment you paid. Generally, you must return your Contract within 10 days of receipt, but some states may permit a longer period.

allocating your Purchase Payment

Purchase Payment

The minimum initial Purchase Payment for a Non-Qualified or Qualified Contract is $5,000. Our approval is required for a Purchase Payment of $1,000,000 or more. We do not allow any payments under the Contract after the initial Purchase Payment.

Purchase Payment Allocation

You must specify the percentage of your Purchase Payment to be allocated to each Risk Control Account on the Contract Issue Date. The amount you direct to a particular Risk Control Account must be in whole percentages from 1% to 100% of the Purchase Payment and your total allocation must equal 100% of the Purchase Payment.

We will only issue the Contract on the 10th and 25th of each month (an “issue date”). If we receive your Purchase Payment and all necessary paperwork to process your Contract before an issue date, we will deposit your Purchase Payment in our General Account. We then will transfer your Purchase Payment, based on the allocation you specified, to the Risk Control Accounts on the Contract Issue Date. Your Purchase Payment will begin to earn Index Interest, if any, only after it has been allocated to a Risk Control Account(s).

automatic rebalance program

Each Contract Anniversary, we will automatically rebalance your Contract Value among the Risk Control Accounts based on your most recent allocation instructions that we have on file. This means, for example, that if your allocation instructions require that 50% of your Contract Value be allocated to the Secure Account and 50% of your Contract Value be allocated to the Growth Account, we will transfer your Contract Values between those Accounts on the Contract Anniversary so that 50% of your Contract Value has been allocated to both the Secure Account and Growth Account following the transfer.

You may change your allocation instructions at any time. The change will take effect on the next Contract Anniversary. Your request must be received at our Administrative Office at least two Business Days prior to your Contract Anniversary for the new instructions to be effective for that Contract Anniversary. If we do not receive your Written Request in time for the next Contract Anniversary, your instructions will be effective the following Contract Anniversary.

Contract Value

On the Contract Issue Date, your Contract Value equals the Purchase Payment. Each Risk Control Account is established by an allocation of a portion or all of your Purchase Payment to that Account. During the Accumulation Period, your Contract Value on any date will equal the sum of the Risk Control Account Values. Each Risk Control Account Value equals:

•	Risk Control Account Value as of the last Contract Anniversary; plus

•	Any Credited Index Interest applied to Risk Control Account Value during the current Contract Year; minus

•	Gross Withdrawals (the sum of all partial withdrawals taken since the last Contract Anniversary, which includes all Surrender Charges and is adjusted for any MVA).

The Risk Control Account Value as of the last Contract Anniversary is the Risk Control Account Value at the beginning of the current Contract Year.

Credited Index Interest. Credited Index Interest is based on two factors: the Credited Index Interest Rate and your Risk Control Account Value. Specifically, Credited Index Interest equals the Credited Index Interest Rate multiplied by your Risk Control Account Value as of the last Contract Anniversary.

The Credited Index Interest Rate for a Risk Control Account equals:

(A/B) – 1 where:

A = the Adjusted Index Value as of the current date; and

B = the later of the Adjusted Index Value as of the last partial withdrawal or the Initial Index Value.

Adjusted Index Value. The Adjusted Index Value depends in part on the unadjusted index value (or the last Adjusted Index Value in the case where one or more partial withdrawals are made in a Contract Year). The unadjusted index value for each day is the closing value for the Index as of the interest credited date. If the Index Value is not available on that day, we will use the next day for which for the Index Value is available. We calculate Adjusted Index Value as follows:

If the unadjusted index value is greater than the Initial Index Value multiplied by (1 + Index Interest Rate Cap) then the Adjusted Index Value will equal the Initial Index Value multiplied by (1 + Index Interest Rate Cap).

If the unadjusted index value is less than the Initial Index Value multiplied by (1 + Index Interest Floor) then the Adjusted Index Value will equal the Initial Index Value multiplied by (1 + Index Interest Floor).

If the unadjusted index value is less than the Initial Index Value multiplied by (1 + Index Interest Rate Cap) but more than the Initial Index Value multiplied by (1 + Index Interest Rate Floor) then the Adjusted Index Value will equal the unadjusted index value.

For example, assume the following:

•	Initial Index Value = 1,000

•	Index Interest Rate Cap = 15%

•	Index Interest Rate Floor = -10%

At the time Credited Index Interest is calculated, the adjusted index value will be:

•	Scenario 1: Unadjusted Index Value = 1,200

o 1,200 is greater than 1,150 (1,000 x (1 + 0.15)) so the adjusted index value is equal to 1,150.

•	Scenario 2: Unadjusted Index Value = 850

o 850 is less than 900 (1,000 x (1 – 0.10)) so the adjusted index value is equal to 900.

•	Scenario 3: Unadjusted Index Value = 1,100

o 1,100 is less than 1,150 (1,000 x (1 + 0.15)) and greater than 900 (1,000 x (1 – 0.10)) so the adjusted index value is equal to 1,100.

Risk Control Accounts

You may allocate your Purchase Payment to one or both of the two Risk Control Accounts we currently make available, the Secure Account and the Growth Account. We hold reserves for our guarantees for amounts allocated to the Risk Control Accounts in a non-unitized separate account established under the laws of the state of Iowa. The assets of the non-unitized separate account are subject to the claims of our general creditors. Our general account assets are also available to meet the guarantees under the Contract as well as our other general obligations.

We will apply Credited Index Interest to your Contract Value in a Risk Control Account on a Contract Anniversary based on the percentage changes in the Index during the Contract Year just completed, subject to the interest rate calculation methodology, Index Interest Rate Cap and Index Interest Rate Floor. Please note that the Index does not include dividends paid on the stocks comprising the Index, and therefore does not reflect the full investment performance of the underlying stocks.

After the Initial Index Period, only the Secure Account will be available for the allocation of your Contract Value.

Interest Rate Calculation Methodology.  Each Risk Control Account uses an annual point-to-point interest rate calculation methodology to determine the amount of Credited Index Interest. Under the annual point-to-point method, the Credited Index Interest, if any, is measured based on the percentage change in the Index over a Contract Year, a one year period. Credited Index Interest is subject to an:

•	Index Interest Rate Cap, which is the maximum rate that we will use in the calculation of Credited Index Interest; and

•	Index Interest Rate Floor, which the minimum interest rate that we will use in the calculation of Credited Index Interest.

Setting the Index Interest Rate Cap and the Index Interest Rate Floor. We consider various factors in determining the Index Interest Rate Caps and Index Interest Rate Floors, including investment returns available at the time that we issue the Contract, the costs of our risk management techniques, sales commissions, administrative expenses, regulatory and tax requirements, general economic trends, and competitive factors.We determine the Index Interest Rate Cap and the Index Interest Rate Floor at our sole discretion. We set the Index Interest Rate Cap at the beginning of each Contract Year and guarantee the Index Interest Rate Cap for the duration of the Contract Year. We guarantee the Index Interest Rate Floor for the life of your Contract.

Secure Account

If you choose to allocate all or a portion of your Purchase Payment or Contract Value to the Secure Account, we will determine Credited Index Interest based on the percentage change in the value of the Index from the Initial Index Value to the Contract Anniversary (or date of partial withdrawal, surrender, annuitization, or date of death of the Owner), subject to an Index Interest Rate Cap and an Index Interest Rate Floor.

          Index Interest Rate Cap for the Secure Account. The Index Interest Rate Cap is the maximum rate that we will use in the calculation of Credited Index Interest. The initial Index Rate Cap is shown on your Contract Data Page. On the first Contract Anniversary and on any subsequent Contract Anniversary, we will declare an Index Interest Rate Cap which we guarantee for the next Contract Year.

          Index Interest Rate Floor for the Secure Account.  The Index Interest Rate Floor for the Secure Account is zero. As a result, Credited Index Interest will never be less than zero and your Contract Value in the Secure Account will never be reduced by the application of Credited Index Interest.

For examples of how interest is credited to the Secure Account, please see “appendix a.”

Growth Account

If you choose to allocate all or a portion of your Purchase Payment or Contract Value to the Growth Account, we will determine Credited Index Interest based on the percentage change in the value of the Index from the Initial Index Value to the Contract Anniversary (or date of partial withdrawal, surrender, annuitization, or date of death of the Owner), subject to an Index Interest Rate Cap and an Index Interest Rate Floor. The Growth Account is not available after the Initial Index Period Expiration Date.

          Index Interest Rate Cap for the Growth Account. The Index Interest Rate Cap is the maximum rate that we will use in the calculation of Credited Index Interest. The initial Index Rate Cap is shown on your Contract Data Page. On the first Contract Anniversary and on any subsequent Contract Anniversary, we will declare an Index Interest Rate Cap which we guarantee for the next Contract Year.

          Index Interest Rate Floor for the Growth Account.  The Index Interest Rate Floor for the Growth Account is -10%. This means that your Credited Index Interest could be negative, but it will never be less than -10% regardless of whether the investment performance of the Index during the Contract Year is less than -10%. If the Credited Index Interest is negative, your Contract Value in the Growth Account would be reduced by the application of such negative Credited Index Interest.

For examples of how interest is credited to the Growth Account, please see “appendix a.”

The following examples illustrate how Index Interest is credited to the Secure and Growth Accounts based on different levels of index performance. No withdrawals are assumed to occur under these examples.

Example 1: This example illustrates the calculation of Credited Index Interest when Index performance is greater than the Index Interest Rate Cap and the Index Interest Rate Floor.

Assume the following information:
Prior Contract Anniversary:	9/30/2012
Initial Index Value:	1,000

Secure Account Value:	$75,000
Index Interest Rate Floor:	0.00%
Index Interest Rate Cap:	4.00%

Growth Account Value:	$25,000
Index Interest Rate Floor:	-10.00%
Index Interest Rate Cap:	14.00%

Contract Anniversary:	9/30/2013
Unadjusted Index Value:	1,200

The return on the Index is equal to the Unadjusted Index Value divided by the Initial Index Value minus 1. In this example, the return on the Index is 20% [(1.200/1.000)-1]. This is greater than the Index Interest Rate Cap and above the Index Interest Rate Floor for both the Secure and Growth Accounts. Index Interest for both Accounts is set at the cap level. The Secure Account is credited with 4% Index Interest and the Growth Account is credited with 14% Index Interest.

Example 2: This example illustrates the calculation of Credited Index Interest when Index performance is less than the Index Interest Rate Cap and greater than the Index Interest Rate Floor.

Assume the following information:
Prior Contract Anniversary:	9/30/2012
Initial Index Value:	1,000

Secure Account Value:	$75,000
Index Interest Rate Floor:	0.00%
Index Interest Rate Cap:	4.00%

Growth Account Value:	$25,000
Index Interest Rate Floor:	-10.00%
Index Interest Rate Cap:	14.00%

Contract Anniversary:	9/30/2013
Unadjusted Index Value:	1,030

The return on the Index is equal to the Unadjusted Index Value divided by the Initial Index value minus 1. In this example, the return on the Index is 3% [(1.030/1.000)-1]. This is below the Index Interest Rate Cap and above the Index Interest Rate Floor for both the Secure and Growth Accounts. Index Interest for both accounts is equal to the return on the Index. The Secure Account is credited with 3% Index Interest and the Growth Account is credited with 3% Index Interest.

Example 3: This example illustrates the calculation of Credited Index Interest when Index performance is less than the Index Interest Rate Floor.

Assume the following information:
Prior Contract Anniversary:	9/30/2012
Initial Index Value:	1,000

Secure Account Value:	$75,000
Index Interest Rate Floor:	0.00%
Index Interest Rate Cap:	4.00%

Growth Account Value:	$25,000
Index Interest Rate Floor:	-10.00%
Index Interest Rate Cap:	14.00%

Contract Anniversary:	9/30/2013
Unadjusted Index Value:	800

The return on the Index is equal to the Unadjusted Index Value divided by the Initial Index Value minus 1. In this example, the return on the Index is -20% [(800/1.000)-1]. This is below the Index Interest Rate Floor for both the Secure and Growth Accounts. Index Interest for both Accounts is equal to the Index interest Rate Floor for each Risk Control Account. The Secure Account is credited with 0% Index Interest and the Growth Account is credited with -10% Index Interest. This results in a decline in the Contract Value held in the Growth Account. The Contract Value in the Secure Account remains unchanged.

Addition or Substitution of an Index. There is no guarantee that the Index will be available during the entire time you own your Contract. If: (i) the Index is discontinued, (ii) we are unable to utilize the Index, or (iii) the calculation of an Index is changed substantially, we may substitute a suitable equity index for the original Index or terminate the Index. If we substitute an index, the performance of the new index may differ from the original Index. This, in turn, may affect the Credited Index Interest you earn. We will not substitute an index until that index has been approved by the insurance department in your state.

Please note that we may add or substitute an Index associated with the Risk Control Accounts at any time by sending you written notice at your last known address stating the effective date on which the Index will be added or substituted. We will send you the notice in the annual report unless earlier notice is necessary.

market value adjustment

If you surrender your Contract or take a partial withdrawal in excess of the free annual withdrawal amount during the Initial Index Period, we will apply an MVA to the amount being surrendered or withdrawn in excess of the free annual withdrawal amount.

Note:

An MVA will either increase or decrease the amount of the withdrawal or surrender. You may lose a portion of your principal due to an MVA. You directly bear any investment risk associated with an MVA. You should carefully consider your income needs before purchasing the Contract.

Purpose of the MVA

The MVA reflects the changes in values of fixed income investments and other investments used to fund your Contract from the date of Contract issuance to the time of a surrender or partial withdrawal.

MVA Exceptions

We do not apply an MVA on:

1.	free annual withdrawal amounts;

2.	death benefit proceeds;

3.	partial withdrawals that qualify for waiver under the terms of the Contract;

4.	partial withdrawals taken as required minimum distributions under the Internal Revenue Code;

5.	partial withdrawals or a surrender after the Initial Index Period; and

6.	income payments during the payout period.

Application of an MVA

For each Risk Control Account, we will calculate the MVA as of the date we receive your Written Request for surrender or partial withdrawal in Good Order at our Administrative Office.

MVA Formula

The MVA is equal to (W/(1+IIR*)) x (MVAF -1)

Where:

W = the amount of the partial withdrawal or surrender that is in excess of the free annual withdrawal amount remaining, if any, for that Contract Year

IIR* = the resulting credited index interest rate equal to (A/B) – 1 where:

A = The Adjusted Index Value (see “Contract Value” above); and

B = The Initial Index Value for the current Contract Year.

MVAF = ((1 + I + K)/(1 + J + L)) ^N where:

I = The Constant Maturity Treasury rate for a maturity consistent with the initial Index Period as shown on your Contract Data Page;

J = The Constant Maturity Treasury rate for a maturity consistent with the remaining length of the Initial Index Period;

(If there is no corresponding length of Constant Maturity Treasury rate then the linear interpolation of the index with maturities closest to N will be used to determine I and J.)

K = The BofA Merrill Lynch 1-10 Year US Corporate Constrained Index, Asset Swap Spread as of the Contract Issue Date shown on your Contract Data Page;

L = The BofA Merrill Lynch 1-10 Year US Corporate Constrained Index, Asset Swap Spread as of the withdrawal date.

N = The number of years (whole and partial) from the current date until the end of the Initial Index Period.

I is determined based on the Initial Index Period chosen by the policyholder. For example, if you choose the 10-year Initial Index Period at issue, then I would correspond to the 10-year Constant Maturity Treasury rate at the time of policy issue. J is determined when a partial withdrawal or surrender is taken. For example, if you chose the 10-year Initial Index Period as issue and surrenders the policy 2 years into the Initial Index Period, J would correspond to the Constant Maturity Treasury rate consistent to the time remaining in the Initial Index Period or 8 years (8 = 10 - 2). For I and J where there is no Constant Maturity Treasury rate declared, we will use linear interpolation between declared Constant Maturity rates to determine I and J.

If the publication of any component of the Market Value Adjustment Indices is discontinued or if the calculation of the Market Value Adjustment Indices is changed substantially, we may substitute a new index for the discontinued or substantially changed index, subject to regulatory approval. Before we substitute an index, we will notify you of the substitution.

For examples of MVAs, see appendix a.

Generally, if treasury rates and asset swap spreads have increased at the time of withdrawal over their level at the time the Contract was issued, the MVA will reduce the amount of the withdrawal.

Similarly, if treasury rates and asset swap spreads have decreased at the time of withdrawal over their level at the time the Contract was issued, the MVA will increase the amount of the withdrawal.

surrender value

If you surrender the Contract, you will receive the Surrender Value. The Surrender Value is your Contract Value, less any surrender charges (described under the “fees and charges” section below), and adjusted for any MVA.

fees and charges

The following fees and charges are assessed under the Contract.

Surrender Charge

If you withdraw all or a portion of your Contract Value during the Initial Index Period, we may assess a Surrender Charge. Surrender charges offset promotion, distribution expenses, and investment risks born by the Company.

The amount of the Surrender Charge depends on the Initial Index Period that you have chosen, the length of time you have owned your Contract and the amount you withdraw. The Surrender Charge amount is computed as a percentage of the amount withdrawn in excess of the free annual withdrawal amount. The Surrender Charge rates are as follows:

5-Year, 7- Year, and 10-Year Initial Index Periods

If You Choose the 5-Year Period:		If You Choose the 7-Year Period:		If You Choose the 10-Year Period:
1	9%	1	9%	1	9%
2	9%	2	9%	2	9%
3	8%	3	8%	3	8%
4	7%	4	7%	4	7%
5	6%	5	6%	5	6%
6+	0%	6	5%	6	5%
		7	4%	7	4%
		8+	0%	8	3%
				9	2%
				10	1%
				11+	0%

It is important to note that we only apply an MVA during the Initial Index Period. Therefore, when choosing your Initial Index Period, you should carefully consider the length of time you would like to be subject to the Surrender Charge and MVA. For more information on the MVA, see “market value adjustment.”

We will deduct the Surrender Charge from your withdrawal proceeds.

We will not assess the Surrender Charge on:

free annual withdrawal amounts;

Death Benefit proceeds;

partial withdrawals that qualify for waiver under the terms of the Contract.;

partial withdrawals taken as required minimum distributions under the Internal Revenue Code;

partial withdrawals or a surrender after the Initial Index Period; and

income payments during the payout period.

After the first Contract Anniversary and during the Initial Index Period, we will provide you with a free annual withdrawal amount each year. We also may waive the Surrender Charges in certain circumstances. For information on free annual withdrawals and Surrender Charge waivers, see “access to your money.”

Change of Annuitant Endorsement Charge

If you change the Annuitant within the first two Contract Years, we reserve the right to assess a fee to offset the expenses incurred. This fee will not exceed $150 and will be assessed on a pro-rata basis proportional to your Contract Value in the Risk Control Account.

Other Information

We assume investment risks and costs in providing the guarantees under the Contract. These investment risks include the risks we assume in providing the floors to the Index Interest credited to the Risk Control Accounts, the surrender rights available under the Contract, the Death Benefit and the income benefits. We must provide the rates and benefits set forth in your Contract regardless of how our general account investments that support the guarantees we provide perform. To help manage our investment risks, we engage in certain risk management techniques. There are costs associated with those risk management techniques. You do not directly pay the costs associated with our risk management techniques. However, we take those costs into account when we set rates and guarantees under your Contract.

access to your money

Partial Withdrawals

At any time after the first Contract Anniversary and before the Payout Date you may make two partial withdrawals each Contract Year. To make a partial withdrawal, you must submit a Written Request in Good Order to our Administrative Office. The written consent of all Owners and irrevocable Beneficiaries must be obtained before we will process the partial withdrawal. Your partial withdrawal request must specify the amount that is to be withdrawn either as a total dollar amount or as a percentage of Contract Value. We will take the partial withdrawal pro-rata from your Contract Value in the Risk Control Accounts based on your Contract Value as of the date we received your Written Request in Good Order at our Administrative Office.

Partial withdrawals taken during the Initial Index Period may be subject to Surrender Charges and an MVA. (see “fees and charges” and “Market Value Adjustment”) Partial withdrawals may also be subject to income tax and, if taken before age 59 1/2, an additional 10% federal penalty tax. You should consult your tax adviser before taking a partial withdrawal. See “federal income tax matters.”

Free annual withdrawal amount. After the first Contract Anniversary, we will provide you with a free annual withdrawal amount each year during the Initial Index Period. As long as the partial withdrawals you take during a Contract Year do not exceed the free annual withdrawal amount, we will not assess a Surrender Charge or apply an MVA.

The free annual withdrawal amount for a Contract Year equals 10% of your Contract Value calculated as of the start of the Contract Year. If you make a partial withdrawal of less than the free annual amount, the remaining free annual withdrawal amount will be applied to any subsequent partial withdrawal which occurs during the same Contract Year. Any remaining free annual withdrawal amount will not carry over to a subsequent Contract Year.

If a partial withdrawal would cause your Surrender Value to be less than $2,000, we will treat your request for partial withdrawal as a request for full surrender of your Contract.

Waiver of Surrender Charges. We will waive Surrender Charges under the nursing home or hospital and terminal illness waivers, as described below. Before granting the waiver, we may request a second opinion or examination of the Owner or Annuitant by one of our examiners. We will bear the cost of such second opinion or examination. We do not apply an MVA to any partial withdrawal that qualifies for a waiver of the Surrender Charge under the terms of the Contract. You may exercise this waiver only once during the time you own the Contract.

•

Nursing Home or Hospital. We will waive Surrender Charges and any MVA in cases where any Owner or Annuitant is confined to a licensed Nursing Home or Hospital, and has been confined to such Nursing Home or Hospital for at least 180 consecutive days after the latter of the Contract Issue Date or the date of change of Owner or Annuitant. We may require verification of confinement to the Nursing Home or Hospital.

The conditions that must be met are that:

o

the confinement in a Nursing Home or Hospital is recommended by a Physician who is duly licensed by the state to treat the injury or sickness causing the confinement and who is not an employee of the Nursing Home or Hospital where any Annuitant or Owner is confined; and

o

an additional free annual withdrawal amount request, accompanied by written proof of confinement and the Physician’s recommendation, is received by us no later than 90 days following the date that the qualifying confinement has ended.

•

Terminal Illness. We will waive Surrender Charges and any MVA in cases where any Owner or Annuitant is diagnosed with a terminal illness and has a life expectancy of 12 months or less. As proof, we may require determination of the terminal illness. Such determination must be signed by the physician making the determination after the latter of Contract Issue Date or the date of change of the Owner or Annuitant. The physician may not be a member of your immediate family.

Please see your Contract for more information.

The laws of your state may limit the availability of the Surrender Charge waivers and may also change certain terms and/or benefits under the waivers. You should consult your Contract for further details on these variations. Also, even if you do not pay a Surrender Charge because of the waivers, you still may be required to pay taxes or tax penalties on the amount withdrawn. You should consult a tax adviser to determine the effect of a partial withdrawal on your taxes.

Surrenders

At any time before the Payout Date and before the death of the Owner, you may surrender your Contract for the Surrender Value described above in “surrender value.”

To surrender your Contract, you must make a Written Request in Good Order to our Administrative Office. The consent of all Owners and irrevocable Beneficiaries must be obtained before the Contract is surrendered.

Surrender Charges and a MVA may apply to your Contract surrender. See “market value adjustment” and “fees and charges.” A surrender may also be subject to income tax and, if taken before age 59 1/2, an additional 10% federal penalty tax. You should consult a tax adviser before requesting a surrender. See “federal income tax matters.”

Partial Withdrawal and Surrender Restrictions

Your right to make partial withdrawals and surrender the Contract is subject to any restrictions imposed by any applicable law or employee benefit plan.

Right to Defer Payments

We may defer payments we make under this Contract for up to six months if the insurance regulatory authority of the state in which we issued the Contract approves such deferral. We will apply interest to the deferred payments, if required by state law.

death benefit

Death of the Owner

If the Owner dies before the Payout Date (if there are joint Owners, the death benefit will become payable after the first joint Owner dies), a death benefit will become payable to the Beneficiary. We will pay the death benefit after we receive the following at our Administrative Office in a form and manner satisfactory to us:

•	Due Proof of Death of the Owner while the Contract is in force;

•	our claim form from each Beneficiary, properly completed; and

•	any other documents we require.

The Death Benefit will equal your Contract Value adjusted for the application of any Credited Index Interest on the date we receive Due Proof of Death.

No Surrender Charges or MVA will apply to the death benefit.

Within 60 days after we receive Due Proof of Death, the Beneficiary must elect the payment method for the death benefit. Those options are described below. We will pay the death benefit in a manner that complies with the requirements of Section 72(s) or 401(a)(9) of the Internal Revenue Code, as applicable.

Death of Annuitant While the Owner is Living

If the Annuitant dies during the Accumulation Period while the Owner is living and no joint Annuitant has been named, the Owner will become the Annuitant, until and unless we receive notice. If there are joint Annuitants, when an Annuitant dies, the surviving joint Annuitant will become the sole Annuitant.

If the Owner is not a natural person and the last surviving Annuitant dies before the Payout Date, the Death Benefit will be payable to the Beneficiary.

Death Benefit Payment Options

The following rules will apply to the payment of the death benefit:

•

Spouses – If the sole Beneficiary is the surviving spouse of the deceased Owner, then he or she may choose to continue the Contract and become the new Owner. At the death of the surviving spouse, this provision may not be used again, even if that surviving spouse remarries. In that case, the rules for non-spouses will apply. A surviving spouse may also elect to receive the death benefit proceeds in a lump sum, apply the proceeds to an Income Payout Option, or receive the death benefit proceeds within five years of the date of the Owner’s death.

•

Non-Spouses – If the Beneficiary is not the surviving spouse of the deceased Owner, then this Contract cannot be continued. Instead, upon the death of any Owner, the Beneficiary must choose one of the following:

	•	Receive the death benefit in one lump sum following our receipt of Due Proof of Death;

•

Receive the death benefit (if the Beneficiary is a natural person) pursuant to one of the Income Payment Options. Payments under an Income Payment Option must begin within 1 year of the Owner’s death and must not extend beyond a period certain equal to the Beneficiary’s life expectancy; or

	•	Receive the death benefit within five years of the date of the Owner’s death.

Upon receipt of Due Proof of Death, the Beneficiary must instruct us how to treat the proceeds subject to the distribution rules discussed above.

Death of Owner or Annuitant After the Payout Date

If an Annuitant dies during the Payout Period, remaining income payments, if any, will be distributed as provided by the income payout option in effect.

If an Owner dies after the start of income payout, any remaining income payments will be distributed at least as rapidly as provided by the income payout option in effect.

income payments – the Payout Period

Payout Date

When you purchase the Contract, we will set the Payout Date as the Contract Anniversary following the Annuitant’s 95th birthday. If there are Joint Annuitants, we will set the Payout Date based on the age of the oldest Joint Annuitant.

You may change the Payout Date by sending a Written Request in Good Order to our Administrative Office provided: (i) the request is made while an Owner is living; (ii) the request is received at our Administrative Office at least 30 days before the anticipated Payout Date; and (iii) the requested Payout Date is at least two years after the Contract Issue Date. Any such change is subject to any maximum maturity age restrictions that may be imposed by law and cannot extend past the Annuitant’s 95th birthday or the original Payout Date.

Terms of Income Payments

The terms of income payments vary depending on the number of Annuitants that are living on the Payout Date. Once income payments begin, you cannot change the terms or method of those payments. We do not apply a Surrender Charge or MVA to income payments.

If there is one Annuitant living on the Payout Date, we will apply your Contract Value to provide for a Life Income Option with a 10-Year Guaranteed Period Certain, unless you have elected an Income Payment Option before the Payout Date or we are otherwise required under the Internal Revenue Code. If there are two Annuitants living on the Payout Date, we will apply your Contract Value to a Joint and Last Survivor Life Income Option with a 10-Year Guaranteed Period Certain unless you have elected an Income Payment Option before the Payout Date or we are otherwise required by the Internal Revenue Code. We describe the Income Payment Options under “income payment options” below.

We will make the first income payment on the Payout Date. We may require proof of age and sex of the Annuitant/Joint Annuitants before making the first income payment. To receive income payments, the Annuitant/Joint Annuitant must be living on the Payout Date and on the date that each subsequent payment is due as required by the terms of the Income Payment Option. We may require proof from time to time that this condition has been met.

income payment options

Election of an Income Payment Option

You and/or the Beneficiary may elect to receive one of the Income Payment Options described under “Options” below. The Income Payment Option and distribution, however, must satisfy the applicable distribution requirements of Section 72(s) or 401(a)(9) of the Internal Revenue Code, as applicable.

The election of an Income Payment Option must be made by written request. The election is irrevocable after the payments commence. The payee may not assign or transfer any future payments under any option.

The amount applied under each option must be at least $2,500, or the amount required to provide an initial monthly income payment of $20.

We will make income payments monthly, quarterly, semiannually, or annually. We will also furnish the amount of such payments on request. Payments that are less than $20 will only be made annually.

Options

We offer the following Income Payment Options.

Option 1 – Installment Option. We will pay monthly income payments for a chosen number of years, not less than 10, nor more than 30. If the Annuitant dies before income payments have been made for the chosen number of years: (a) income payments will be continued for the remainder of the period to the Payee; or (b) the present value of the remaining income payments, computed at the interest rate used to create the Option 1 rates, will be paid to the Payee or to the Owner, if there is no surviving Payee. For purposes of the present value calculation guaranteed rates will be used.

Option 2 – Life Income Option – Guaranteed Period Certain. We will pay monthly income payments for as long as the Annuitant lives. If the Annuitant dies before all the income payments have been made for the guaranteed period certain: (a) income payments will be continued for the remainder of the guaranteed period to the Payee; or (b) the present value of the remaining income payments, computed at the interest rate used to create the Option 2 rates, will be paid to the Payee or to the Owner, if there is no surviving Payee. For purposes of the present value calculation guaranteed rates will be used. The guaranteed periods are 0 (life income only), 5, 10, 15, or 20 years.

Option 3 – Joint and Last Survivor Income Option – Guaranteed Period Certain. We will pay monthly income payments for as long as either of the Annuitants lives. If at the death of the second surviving Annuitant, income payments have been made for less than 10 years: (a) income payments will be continued for the remainder of the guaranteed period certain to the Payee; or (b) the present value of the remaining income payments, computed at the interest rate used to create the Option 3 rates, will be paid to the Payee or to the Owner, if there is no surviving Payee. For purposes of the present value calculation guaranteed rates will be used.

The options described above may not be offered in all states. Further, we may offer other Income Payment Options. More than one option may be elected. Option 2 and Option 3 pay monthly income payments. We do allow partial annuitization.

federal income tax matters

The following discussion is general in nature and is not intended as tax advice. Each person concerned should consult a competent tax adviser. No attempt is made to consider any applicable state or other income tax laws, any state and local estate or inheritance tax, or other tax consequences of ownership or receipt of distributions under a Contract.

When you invest in an annuity contract, you usually do not pay taxes on your investment gains until you withdraw the money—generally for retirement purposes. If you invest in an annuity as part of an individual retirement plan, pension plan or employer-sponsored retirement program, your contract is called a Qualified Contract. If your annuity is independent of any formal retirement or pension plan, it is termed a Non-Qualified Contract. The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan. See “Non-Natural Person” below for a discussion of Non-Qualified Contracts owned by persons such as corporations and trusts that are not natural persons.

Tax Status of the Contracts

Tax law imposes several requirements that annuities must satisfy in order to receive the tax treatment normally accorded to annuity contracts.

Required Distributions. In order to be treated as an annuity contract for Federal income tax purposes, Section 72(s) of the Internal Revenue Code requires any Non-Qualified Contract to contain certain provisions specifying how your interest in the Contract will be distributed in the event of the death of an owner of the Contract. Specifically, section 72(s) requires that (a) if any owner dies on or after the annuity starting date, but prior to the time the entire interest in the contract has been distributed, the entire interest in the contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such owner’s death; and (b) if any owner dies prior to the annuity starting date, the entire interest in the contract will be distributed within five years after the date of such owner’s death.

The Non-Qualified Contracts contain provisions that are intended to comply with these Internal Revenue Code requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise.

Other rules may apply to Qualified Contracts.

Taxation of Non-Qualified Contracts

Non-Natural Person. If a non-natural person (e.g., a corporation or a trust) owns a Non-Qualified Contract, the taxpayer generally must include in income any increase in the excess of the account value over the investment in the Contract (generally, the Purchase Payment or other consideration paid for the contract) during the taxable year. There are some exceptions to this rule and a prospective owner that is not a natural person should discuss these with a tax adviser.

The following discussion generally applies to Contracts owned by natural persons.

Withdrawals. When a withdrawal from a Non-Qualified Contract occurs, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the Contract Value, without adjustment for any applicable Surrender Charge, immediately before the distribution over the Owner’s investment in the Contract (generally, the Purchase Payments or other consideration paid for the Contract, reduced by any amount previously distributed from the Contract that was not subject to tax) at that time. The Contract Value immediately before a withdrawal may have to be increased by any positive MVA that results from a withdrawal. There is, however, no definitive guidance on the proper tax treatment of MVAs and you may want to discuss the potential tax consequences of an MVA with your tax adviser. In the case of a surrender under a Non-Qualified Contract, the amount received generally will be taxable only to the extent it exceeds the Owner’s investment in the Contract.

In the case of a withdrawal under a Qualified Contract, a ratable portion of the amount received is taxable, generally based on the ratio of the “investment in the contract” to the individual’s total account balance or accrued benefit under the retirement plan. The “investment in the contract” generally equals the amount of any non-deductible Purchase Payment paid by or on behalf of any individual. In many cases, the “investment in the contract” under a Qualified Contract can be zero.

Penalty Tax on Certain Withdrawals.  In the case of a distribution from a Non-Qualified Contract, there may be imposed a federal tax penalty equal to ten percent of the amount treated as income. In general, however, there is no penalty on distributions if they are:

•	made on or after the taxpayer reaches age 59 1/2

•	made on or after the death of an Owner;

•	attributable to the taxpayer’s becoming disabled; or

•	made as part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. The penalty tax may apply to distributions under the Income Rider if one of the exceptions does not apply. Also, additional exceptions may apply to distributions from a Qualified Contract. You should consult a tax adviser with regard to exceptions from the penalty tax.

Income payments.  Although tax consequences may vary depending on the payout option elected under an annuity contract, a portion of each income payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an income payment is generally determined in a manner that is designed to allow you to recover your investment in the contract ratably on a tax-free basis over the expected stream of income payments, as determined when income payments start. Once your investment in the contract has been fully recovered, however, the full amount of each income payment is subject to tax as ordinary income.

Partial Annuitization. Under a new tax provision enacted in 2010, if part of an annuity contract’s value is applied to an annuity option that provides payments for one or more lives or for a period of at least ten years, those payments may be taxed as annuity payments instead of withdrawals. The payment options under the Contract are intended to qualify for this “partial annuitization” treatment.

Taxation of Death Benefit Proceeds. Amounts may be distributed from a Contract because of your death or the death of the Annuitant. Generally, such amounts are includible in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as surrender of the Contract, or (ii) if distributed under a payout option, they are taxed in the same way as income payments.

Withholding.  Annuity distributions are generally subject to withholding for the recipient’s federal income tax liability. Recipients can generally elect, however, not to have tax withheld from distributions.

Multiple Contracts. All Non-Qualified deferred annuity contracts that are issued by us (or our affiliates) to the same owner during any calendar year are treated as one annuity contract for purposes of determining the amount includible in such owner’s income when a taxable distribution occurs.

Further Information. We believe that the contracts will qualify as annuity contracts for Federal income tax purposes and the above discussion is based on that assumption.

Taxation of Qualified Contracts

The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan. Your rights under a Qualified Contract may be subject to the terms of the retirement plan itself, regardless of the terms of the Qualified Contract. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the Contract comply with the law.

Individual Retirement Annuities (IRAs), as defined in Section 408 of the Internal Revenue Code, permit individuals to make annual contributions of up to the lesser of a specified dollar amount for the year or the amount of compensation includible in the individual’s gross income for the year. The contributions may be deductible in whole or in part, depending on the individual’s income. Distributions from certain retirement plans may be “rolled over” into an IRA on a tax-deferred basis without regard to these limits. Amounts in the IRA (other than nondeductible contributions) are taxed when distributed from the IRA. A 10% penalty tax generally applies to distributions made before age 59 1/2, unless an exception applies.

Roth IRAs, as described in Internal Revenue Code section 408A, permit certain eligible individuals to contribute to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax and other special rules apply. The Owner may wish to consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.

Section 457 Plans, while not actually providing for a qualified plan as that term is normally used, provides for certain deferred compensation plans with respect to service for state governments, local governments, political subdivisions, agencies, instrumentalities and certain affiliates of such entities, and tax exempt organizations. The Contract can be used with such plans. Under such plans a participant may specify the form of investment in which his or her participation will be made. Under a nongovernmental plan, all such investments, however, are owned by and are subject to, the claims of the general creditors of the sponsoring employer.

Other Tax Issues. Qualified Contracts have minimum distribution rules that govern the timing and amount of distributions. You should refer to your retirement plan, adoption agreement, or consult a tax adviser for more information about these distribution rules.

Distributions from Qualified Contracts generally are subject to withholding for the Owner’s federal income tax liability. The withholding rate varies according to the type of distribution and the Owner’s tax status. The Owner will be provided the opportunity to elect not have tax withheld from distributions.

“Eligible rollover distributions” from section 401(a), 403(a), and governmental 457 plans are subject to a mandatory federal income tax withholding of 20%. For this purpose. an eligible rollover distribution is any distribution to an employee (or employee’ spouse or former spouse as beneficiary or alternate payee) from such a plan, except certain distributions such as distributions required by the Internal Revenue Code, distributions in a specified annuity form, or hardship distributions. The 20% withholding does not apply, however, to nontaxable distributions or if the employee chooses a “direct rollover” from the plan to a tax-qualified plan, IRA or tax sheltered annuity or to a governmental 457 plan that agrees to separately account for rollover contributions.

Federal Estate Taxes

While no attempt is being made to discuss the Federal estate tax implications of the Contract, a purchaser should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent’s gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the Contingent Owner or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning adviser for more information.

Generation-Skipping Transfer Tax

Under certain circumstances, the Internal Revenue Code may impose a “generation skipping transfer tax” when all or part of an annuity contract is transferred to, or a Death Benefit is paid to, an individual two or more generations younger than the Owner. Regulations issued under the Internal Revenue Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

Federal Estate, Gift and Generation-Skipping Transfer Taxes

For 2012, the federal estate tax, gift tax and generation-skipping transfer (“GST”) tax exemptions and maximum rates are $5,120,000 and 35%, respectively. After 2012, in the absence of legislative action, the federal estate tax, gift tax and GST tax exemptions and rates will return to their 2001 levels (with inflation adjustments for the GST tax exemption but not for the estate or gift tax exemptions). This would result in significantly lower exemptions and significantly higher tax rates. Between now and the end of 2012, Congress may make the current exemptions and rates permanent, it may do nothing and allow the 2001 levels to go into effect, or it may change the applicable exemptions and/or tax rates.

The uncertainty as to how the current law might be modified in coming years underscores the importance of seeking guidance from a qualified adviser to help ensure that your estate plan adequately addresses your needs and those of your beneficiaries under all possible scenarios.

Medicare Tax

Beginning in 2013, distributions from non-qualified annuity policies will be considered “investment income” for purposes of the newly enacted Medicare tax on investment income. Thus, in certain circumstances, a 3.8% tax may be applied to some or all of the taxable portion of distributions (e.g., earnings) to individuals whose income exceeds certain threshold amounts. Please consult a tax advisor for more information.

Federal Defense of Marriage Act

The Contract provides that upon your death, a surviving spouse may have certain continuation rights that he or she may elect to exercise for the Contract’s death benefit and any joint-life coverage under an optional living benefit. All Contract provisions relating to spousal continuation are available only to a person who meets the definition of “spouse” under federal law. The federal Defense of Marriage Act (“DOMA”) does not recognize same-sex marriages or civil unions, even those which are permitted under individual state laws. Recently, however, the U.S. Court of Appeals for the First Circuit and two U.S. District Courts in California held DOMA to be unconstitutional. Therefore, it is currently uncertain as to whether spousal continuation provisions in this Contract will not be available to such partners or same-sex marriage spouses. Consult a tax adviser for more information on this subject.

Annuity Purchases By Nonresident Aliens and Foreign Corporations

The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a

30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S. state, and foreign taxation with respect to an annuity contract purchase.

Possible Tax Law Changes

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the Contract.

We have the right to modify the Contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contact and do not intend the above discussion as tax advice.

other information

Distribution

We offer the Contract on a continuous basis. We have entered into a distribution agreement with our affiliate, CUNA Brokerage Services, Inc., for the distribution of the Contract. Contracts are sold by licensed insurance agents (the "Selling Agents") in those states where the Contract may be lawfully sold. Such Selling Agents will be registered representatives of affiliated and unaffiliated broker-dealer firms (the "Selling Broker-Dealers") registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”), who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and who have entered into selling agreements with us and the principal underwriter, CUNA Brokerage Services, Inc.

We and/or our affiliates pay the Selling Broker-Dealers compensation for the promotion and sale of the Contract. The Selling Agents who solicit sales of the Contract typically receive a portion of the compensation paid by the Company to the Selling Broker-Dealers in the form of commissions or other compensation, depending on the agreement between the Selling Broker-Dealer and the Selling Agent. The Selling Agents are also licensed as insurance agents by applicable state insurance authorities and appointed as agents of the Company. Selling Agents who are registered representatives of CUNA Brokerage Services, Inc. or our affiliates are also eligible for various cash benefits, such as bonuses, insurance benefits and financing arrangements, and non-cash items that we may jointly provide with CUNA Brokerage Services or our affiliates. Non-cash items include conferences, seminars and trips (including travel, lodging and meals in connection therewith), entertainment, merchandise and other similar items.

The amount and timing of commissions we may pay to Selling Broker-Dealers may vary depending on the selling agreement and the contract sold but is not expected to be more than 7.25% of the Purchase Payment. We may pay or allow other promotional incentives or payments in the form of cash or other compensation to the extent permitted by FINRA rules and other applicable laws and regulations.

We also pay compensation to wholesaling broker-dealers or other firms or intermediaries, including payments to affiliates of ours, in return for wholesaling services such as providing marketing and sales support, product training and administrative services to the Selling Agents of the Selling Broker-Dealers. These allowances may be based on a percentage of the Purchase Payment.

In addition to the compensation described above, we may make additional cash payments, in certain circumstances referred to as "override" compensations or reimbursements to Selling Broker-Dealers in recognition of their marketing and distribution, transaction processing and/or administrative services support. These payments are not offered to all Selling Broker-Dealers, and the terms of any particular agreement governing the payments may vary among Selling Broker-Dealers depending on, among other things, the level and type of marketing and distribution support provided. Marketing and distribution support services may include, among other services, placement of the Company’s products on the Selling Broker-Dealers’ preferred or recommended list, increased access to the Selling Broker-Dealers’ registered representatives for purposes of promoting sales of our products, assistance in training and education of the Selling Agents, and opportunities for us to participate in sales conferences and educational seminars. The payments or reimbursements may be calculated as a percentage of the particular Selling Broker-Dealer’s actual or expected aggregate sales of our indexed annuity contracts (including the Contract) and/or may be a fixed dollar amount. Broker-dealers receiving these additional payments may pass on some or all of the payments to the Selling Agent.

You should ask your Selling Agent for further information about what commissions or other compensation he or she, or the Selling Broker-Dealer for which he or she works, may receive in connection with your purchase of a Contract.

Commissions and other incentives or payments described above are not charged directly to you. We intend to recoup commissions and other sales expenses through fees and charges deducted under the Contract.

Authority to Change

Only the President or Secretary of the Company may change or waive any of the terms of your Contract. Any change must be in writing and signed by the President or Secretary of the Company.

Incontestability

We consider all statements in your application (in the absence of fraud) to be representations and not warranties. We will not contest your Contract.

Misstatement of Age or Gender

If an Annuitant’s date of birth or gender is misstated, we will adjust the income payments under this Contract to be equal to the payout amount the Contract would have purchased based on the Annuitant’s correct date of birth and/or gender. We will add any underpayments to the next payment. We will subtract any overpayment from future payments. We will not credit or change any interest to any underpayment or overpayment.

Conformity with Applicable Laws

The provisions of the Contract conform to the minimum requirements of the state of issue. The laws of the state of issue control any conflicting laws of any other state in which the Owner may live on or after the Contract Issue Date. If any provision of your Contract is determined not to provide the minimum benefits required by the state in which the Contract is issued, such provision will be deemed to be amended to conform or comply with such laws or regulations. Further, the Company will amend the Contract to comply with any changes in law governing the Contract or the taxation of benefits under the Contract.

Reports to Owners

At least annually, we will mail a report to you at your last known address of record, a report that will state the Contract Value, Surrender Value, withdrawals made since the last report and any other information required by any applicable law or regulation.

You also will receive confirmations of each financial transaction, such as transfers, withdrawals, and surrenders.

Change of Address

You may change your address by writing to us at our Administrative Office. If you change your address, we will send a confirmation of the address change to both your old and new addresses.

Inquiries

You may make inquiries regarding your Contract by writing to us or calling us at our Administrative Office.

Corporate History of the Company

MEMBERS Life Insurance Company

We are a stock insurance company organized on February 27, 1976 and domiciled in Iowa.

We are a wholly-owned indirect subsidiary of CMFG Life Insurance Company (“CMFG Life”) and a direct wholly-owned subsidiary of CUNA Mutual Investment Corporation (“CMIC”). We were formed by CMFG Life on February 27, 1976 for the purpose of writing credit disability insurance. On February 17, 2012, we amended and restated our Articles of Incorporation pursuant to which we amended our purpose to be the writing of any and all of the lines of insurance and annuity business authorized by Iowa Code Chapter 508 and any other line of insurance or annuity business authorized by the laws of the State of Iowa.

CMFG Life is a stock insurance company organized on May 20, 1935 and domiciled in Iowa. CMFG Life is one of the world’s largest direct underwriters of credit life and disability insurance, and are a major provider of qualified pension products to credit unions. Further, we currently offer deferred and immediate annuities, individual term and permanent life insurance, and accident and health insurance. In 2012, CMFG Life was reorganized as a stock insurance company and a wholly-owned subsidiary of CUNA Mutual Holding Company, a mutual holding company.

You may write us at 2000 Heritage Way, Waverly, Iowa 50677-9202 or call us at 1-800-798-6600.

As of December 31, 2012, we and our subsidiaries had approximately $___ billion in assets and we had more than $___ billion of life insurance in force. [To be provided by amendment.]

Financial Information

Our financial statements have been prepared in accordance with U.S. GAAP.

Investments

Our investment portfolio primarily consists of primarily fixed income securities.

Reinsurance

We reinsure portions of our life insurance exposure with unaffiliated insurance companies under traditional indemnity reinsurance arrangements.

Policy Liabilities and Accruals

The applicable state insurance laws under which we operate require that we record policy liabilities to meet the future obligations associated with all of our outstanding policies.

Potential Risk Factors That May Affect Our Business and Our Future Results

Although economic conditions both domestically and globally have continued to improve since the financial crisis in 2008, we remain vulnerable to market uncertainty and continued financial instability of national, state and local governments. Continued difficult conditions in the global capital markets and economy could deteriorate in the near future and affect our financial position and our level of earnings from our operations.

Markets in the United States and elsewhere experienced extreme volatility and disruption since the second half of 2007, due in part to the financial stresses affecting the liquidity of the banking system and the financial markets. This volatility and disruption reached unprecedented levels in late 2008 and early 2009. The United States entered a severe recession and recovery has proved to be slow and long-term. High unemployment rates and lower average household income levels have emerged as continued lagging indicators of a slow economic recovery. One of the strategies used by the U.S. government to stimulate the economy has been to keep interest rates low and increase the supply of United States dollars. While these strategies have appeared to be somewhat successful, any future economic downturn or market disruption could negatively impact our ability to invest our funds.

Specifically, if market conditions deteriorate in 2013 or beyond:

•	our investment portfolio could incur other than temporary impairments;

•

due to potential downgrades in our investment portfolio, we could be required to raise additional capital to sustain our current business in force and new sales of our annuity products, which may be difficult in a distressed market. If capital would be available, it may be at terms that are not favorable to us; or

•

our liquidity could be negatively affected and we could be forced to further limit our operations and our business could suffer, as we need liquidity to pay our policyholder benefits and operating expenses.

The principal sources of our liquidity are monthly settlements under the coinsurance agreements with CMFG Life, annuity deposits, investment income, proceeds from the sale, maturity and call of investments and capital contributions from CMFG Life.

Governmental initiatives intended to improve global and local economies that have been adopted may not be effective and, in any event, may be accompanied by other initiatives, including new capital requirements or other regulations, that could materially affect our results of operations, financial condition and liquidity in ways that we cannot predict.

We are subject to extensive laws and regulations that are administered and enforced by a number of different regulatory authorities including state insurance regulators, the National Association of Insurance Commissioners (“NAIC”) and the SEC. Some of these authorities are or may in the future consider enhanced or new regulatory requirements intended to prevent future crises or otherwise assure the stability of institutions under their supervision. These authorities may also seek to exercise their supervisory or enforcement authority in new or more robust ways. All of these possibilities, if they occurred, could affect the way we conduct our business and manage our capital, and may require us to satisfy increased capital requirements, any of which in turn could materially affect our results of operations, financial condition and liquidity.

We face potential competition from companies that have greater financial resources, broader arrays of products, higher ratings and stronger financial performance, which may impair our ability to attract new customers and maintain our profitability and financial strength.

We operate in a highly competitive industry. Many of our competitors are substantially larger and enjoy substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread distribution relationships. Our annuity products compete with fixed indexed, traditional fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other investment and retirement funding alternatives offered by asset managers, banks and broker-dealers. Our annuity products also compete with products of other insurance companies, financial intermediaries and other institutions based on a number of factors, including crediting rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings, reputation and distribution compensation.

Our ability to compete will depend in part on rates of interest credited to policyholder account balances or the parameters governing the determination of index credits which is driven by our investment performance. We will not be able to accumulate and retain assets under management for our products if our investment results underperform the market or the competition, since such underperformance likely would result in asset withdrawals and reduced sales.

We will compete for distribution sources for our products. We believe that our success in competing for distributors will depend on factors such as our financial strength, the services we provide to, and the relationships we develop with these distributors and offering competitive commission structures. Our distributors will generally be free to sell products from whichever providers they wish, which makes it important for us to continually offer distributors products and services they find attractive. If our products or services fall short of distributors’ needs, we may not be able to establish and maintain satisfactory relationships with distributors of our annuity products. Our ability to compete will also depend in part on our ability to develop innovative new products and bring them to market more quickly than our competitors. In order for us to compete in the future, we will need to continue to bring innovative products to market in a timely fashion. Otherwise, our revenues and profitability could suffer.

The loss of key employees could disrupt our operations.

Our success depends in part on the continued service of key executives within our company structure and our ability to attract and retain additional executives and employees. The loss of key employees, or our inability to recruit and retain additional qualified personnel, could cause disruption in our business and prevent us from fully implementing our business strategies, which could materially and adversely affect our business, growth and profitability.

Changes in state and federal regulation may affect our profitability.

We are subject to regulation under applicable insurance statutes, including insurance holding company statutes, in the various states in which we transact business. Insurance regulation is intended to provide safeguards for policyholders rather than to protect shareholders of insurance companies or their holding companies. As increased scrutiny has been placed upon the insurance regulatory framework, a number of state legislatures have considered or enacted legislative proposals that alter, and in many cases increase, state authority to regulate insurance companies and holding company systems.

Regulators oversee matters relating to trade practices, policy forms, claims practices, guaranty funds, types and amounts of investments, reserve adequacy, insurer solvency, minimum amounts of capital and surplus, transactions with related parties, changes in control and payment of dividends.

State insurance regulators and the NAIC continually reexamine existing laws and regulations and may impose changes in the future.

We are subject to the NAIC’s risk-based capital requirements which are intended to be used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized insurance companies for the purpose of initiating regulatory action. We also may be required, under solvency or guaranty laws of most states in which we do business, to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities for insolvent insurance companies.

Although the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation, can significantly affect the insurance business. In addition, legislation has been enacted which could result in the federal government assuming some role in the regulation of the insurance industry.

In July 2010, the Dodd-Frank Act was enacted and signed into law, making extensive changes to the laws regulating the financial services industry. Among other things, the Dodd-Frank Act imposes a comprehensive new regulatory regime on the over-the-counter ("OTC") derivatives marketplace. The derivatives legislation is set forth in Title VII of the Dodd-Frank Act entitled "Wall Street Transparency and Accountability" (the "Derivatives Title"). With limited exceptions, the provisions of the Derivatives Title become effective on the later of 360 days following enactment and, to the extent a provision requires rulemaking, not less than 60 days after publication in the Federal Register of the applicable final rule. However, with respect to provisions of the Derivatives Title that do not require rulemakings and therefore became effective in July 2011, the U.S. Commodities Futures Trading Commission (the "CFTC") and the SEC have issued orders temporarily exempting persons and entities from compliance with such provisions while the regulators finalize key rulemakings necessary to implement the Derivatives Title. Once effective, this legislation will subject "swap dealers" and "major swap participants" (each as defined in the legislation and further clarified by the rulemaking) to substantial supervision and regulation, including capital standards, margin requirements, business conduct standards, and recordkeeping and reporting requirements. It will also require central clearing for certain derivatives transactions that the CFTC or SEC, as applicable, determines must be cleared and are accepted for clearing by a "derivatives clearing organization" (subject to certain exceptions). Many key concepts, processes and issues under the Derivatives Title have been left to the relevant federal regulators to define and address. Although it is not possible at this time to assess the impact of the Dodd-Frank Act and any future regulations implementing the new legislation, the Dodd-Frank Act and any such regulations may subject us to additional restrictions on our hedging positions which may have an adverse effect on our ability to hedge risks associated with our business, including our indexed annuity business, or on the cost of our hedging activity. Additionally, the definitions of "swap" and "security-based swap" in the Derivatives Title are very broad and could be read to include certain insurance and annuity products. Regulations further defining these terms have not been finalized, but if certain insurance and annuity products are ultimately included in the definition of swap or security-based swaps, such products, and potentially the insurance companies that offer them, will be subject to extensive federal regulation.

The Dodd-Frank Act also created a Financial Stability and Oversight Council. The Council may designate by a 2/3 vote whether certain insurance companies and insurance holding companies pose a grave threat to the financial stability of the United States, in which case such companies would become subject to prudential regulation by the Board of Governors of the U.S. Federal Reserve (the "Federal Reserve Board") (including capital requirements, leverage limits, liquidity requirements and examinations). The Federal Reserve Board may limit such company’s ability to enter into merger transactions, restrict its ability to offer financial products, require it to terminate one or more activities, or impose conditions on the manner in which it conducts activities. The Dodd-Frank Act also established a Federal Insurance Office under the U.S. Treasury Department to monitor all aspects of the insurance industry and of lines of business other than certain health insurance, certain long-term care insurance and crop insurance. The director of the Federal Insurance Office will have the ability to recommend that an insurance company or an insurance holding company be subject to heightened prudential standards. The Dodd-Frank Act also provides for the preemption of state laws in certain instances involving the regulation of reinsurance and other limited insurance matters. The Dodd-Frank Act requires extensive rule-making and other future regulatory action, which in some cases will take a period of years to implement. It is not possible at this time to assess the impact on our business of the establishment of the Federal Insurance Office and the Financial Stability and Oversight Council. However, the regulatory framework at the state and federal level applicable to our insurance products is evolving. The changing regulatory framework could affect the design of such products and our ability to sell certain products. Any changes in these laws and regulations could materially and adversely affect our business, financial condition or results of operations.

Changes in federal income taxation laws may affect sales of our products and profitability.

The annuity products that we market generally provide the policyholder with certain federal income tax advantages. For example, federal income taxation on any increases in non-qualified annuity contract values (i.e., the "inside build-up") is deferred until it is received by the policyholder. With other savings investments, such as certificates of deposit and taxable bonds, the increase in value is generally taxed each year as it is earned.

From time to time, various tax law changes have been proposed that could have an adverse effect on our business, including the elimination of all or a portion of the income tax advantages for annuities. If legislation were enacted to eliminate the tax deferral for annuities, such a change may have an adverse effect on our ability to sell non-qualified annuities. Non-qualified annuities are annuities that are not sold to a qualified retirement plan.

Beginning in 2013, distributions from non-qualified annuity policies will be considered "investment income" for purposes of the newly enacted Medicare tax on investment income contained in the Health Care and Education Reconciliation Act of 2010. As a result, in certain circumstances a 3.8% tax ("Medicare Tax") may be applied to some or all of the taxable portion of distributions from non-qualified annuities to individuals whose income exceeds certain threshold amounts. This new tax may have an adverse effect on our ability to sell non-qualified annuities to individuals whose income exceeds these threshold amounts and could accelerate withdrawals due to this impending additional tax. The constitutionality of the Health Care and Education Reconciliation Act of 2010 is currently the subject of multiple litigation actions initiated by various state attorneys general, and the Act is also the subject of several proposals in the US Congress for amendment and/or repeal. The outcome of such litigation and legislative action as it relates to the 3.8% Medicare Tax is unknown at this time.

We face risks relating to litigation, including the costs of such litigation, management distraction and the potential for damage awards, which may adversely impact our business.

We may become involved in litigation, both as a defendant and as a plaintiff, relating to claims arising out of our operations in the normal course of business. In addition, state regulatory bodies, such as state insurance departments, the SEC, the Financial Industry Regulatory Authority, Inc. ("FINRA"), the Department of Labor, and other regulatory bodies regularly make inquiries and conduct examinations or investigations of companies in the annuity business concerning compliance with, among other things, insurance laws, securities laws, the Employee Retirement Income Security Act of 1974, as amended, and laws governing the activities of broker-dealers. Companies in the annuity business have faced litigation, including class action lawsuits, alleging improper product design, improper sales practices and similar claims. There can be no assurance that any future litigation will not have a material adverse effect on our business, financial condition or results of operations through distraction of our management or otherwise.

Selected Financial Data

The following selected financial data should be read in conjunction with the discussion under "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and related notes appearing elsewhere in this prospectus. The results for the past periods are not necessarily indicative of results that may be expected for future periods. [To be provided by amendment.]

Year ended December 31,

	2012	2011	2010

Statements of Operations Data:

Revenues:
[include revenues from specific product categories, e.g., annuity products]
Net investment income
Net realized gains on investments

Total revenues

Benefits and expenses:
Interest sensitive product benefits
Amortization of deferred sales inducements
Amortization of deferred policy acquisition costs
Other operating costs and expenses

Total benefits and expenses

Loss before income taxes
Income tax benefit

Net loss

December 31,

	2012	2011	2010
(Dollars in thousands)
Balance Sheet Data:

Total investments
Total assets
Policy benefit reserves
Total stockholders’ equity

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations reviews our financial condition at December 31, 2012 and December 31, 2011, our results of operations for the year ended December 31, 2012 and 2011 and where appropriate, factors that may affect future financial performance. This discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus.

Cautionary Statement Regarding Forward-Looking Information

All statements, trend analyses and other information contained in this prospectus and elsewhere (such as in press releases, presentations by us, our immediate parent CMIC, or CMFG Life, our management or oral statements) relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", and other similar expressions, constitute forward-looking statements. We caution that these statements may vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Factors that could contribute to these differences include, among other things:

•

general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated therewith, the fair value of our investments, which could result in other than temporary impairments, and certain liabilities, and the lapse rate and profitability of policies;

•	customer response to new products and marketing initiatives;

•	we have not previously issued or distributed a similar type of modified guaranteed annuity product;

•	changes in the Federal income tax laws and regulations which may affect the relative income tax advantages of our products;

•	increasing competition in the sale of annuities;

•

regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank and credit union sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of products; and

•	the risk factors or uncertainties listed in this prospectus.

For a detailed discussion of these and other factors that might affect our performance see the sections entitled "Risk Factors and Other Important Information You Should Know" and "Potential Risk Factors That May Affect Future Results."

Overview

We were formed by CMFG Life Insurance Company on February 27, 1976 for the purpose of writing credit disability insurance. On February 17, 2012, we amended and restated our Articles of Incorporation pursuant to which we amended our purpose to be the writing of any and all of the lines of insurance and annuity business authorized by Iowa Code Chapter 508 and any other line of insurance or annuity business authorized by the laws of the State of Iowa. The original name of the Company was CUMIS Insurance Society, Inc. On August 3, 1989, the Company’s name changed to CUMIS Life Insurance, Inc., and was subsequently changed to its current name on January 1, 1993. League Life Insurance Company (Michigan) merged into the Company on January 1, 1992 and MEMBERS Life Insurance Company (Texas) merged into the Company on January 1, 1993. The Company re-domiciled from Wisconsin to Iowa on May 3, 2007. The Company is 100% owned by CMIC, which is in turn 100% owned by CMFG Life.

We entered into two coinsurance agreements with CMFG Life in 2012. Under the first agreement, we agreed to reinsure 95% of all insurance in force as of October 31, 2012 to CMFG Life. Under the second agreement, we reinsure 100% of all insurance issued on and after January 1, 2013 to CMFG Life. These agreements do not relieve us of our obligations to our policyholders under contracts covered by these agreements. However, they do transfer nearly all of the Company’s underwriting profits and losses to CMFG Life and require CMFG Life to indemnify the Company for nearly all of its liabilities.

We are planning to enter the market for new sales in 2013 with the MEMBERS Market Zone Annuity. We expect a net loss in 2012 due to the development costs of this new product. We believe that our profitability in 2013 and later will be minimal due to the coinsurance agreements with CMFG Life, as the coinsurance agreements transfer nearly all of our underwriting profits or losses to CMFG Life.

We will distribute the Market Zone Annuity through multiple face-to-face distribution channels, including:

•	Managed Agents: employees of the Company who sell insurance and investment products to members of credit unions that have contracted with the Company and its affiliates to provide these services;
•

Dual Employee Agents: employees of credit unions who sell insurance and investment products to members of credit unions that have contracted with the Company and its affiliates to provide these services. These agents are registered representatives of the Company’s affiliated broker dealer; and

•

Independent Agents: agents who also represent other insurance companies and contract with the Company to offer its individual life insurance and annuity products that are made available for distribution through this channel.

Critical Accounting Policies

The increasing complexity of the business environment and applicable authoritative accounting guidance requires us to closely monitor our accounting policies. The following summary of our critical accounting policies is intended to enhance your ability to assess our financial condition and results of operations and the potential volatility due to changes in estimates.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and in some cases the difference could be material. Investment valuations, determinations of other-than-temporary impairments, deferred tax asset valuation reserves, and insurance reserves are most affected by the use of estimates and assumptions.

Investments - Investments in debt securities are classified as available for sale and are carried at fair value. Unrealized gains and losses on investments in debt securities, net of federal income taxes, are included in accumulated other comprehensive income as a separate component of stockholder’s equity.

Debt securities are considered other-than-temporarily impaired (“OTTI”), when the Company does not have the intent to sell or does not believe it is more likely than not that it will be required to sell such debt securities, but where the Company believes it is probable it will not recover its amortized cost. The difference between the fair value and amortized cost is an OTTI. In determining whether an unrealized loss is expected to be other than temporary, the Company considers, among other factors, any plans to sell the security, the severity and duration of impairment, financial position of the issuer, recent events affecting the issuer’s business and industry sector, credit ratings, and the ability of the Company to hold the investment until the fair value has recovered.

Policy loans are reported at their unpaid principal balance.

Interest income related to mortgage-backed and other structured securities is recognized on an accrual basis using a constant effective yield method, based on anticipated prepayments and the estimated economic life of the securities. When estimates of prepayments change, the effective yield is recalculated to reflect actual payments to date and anticipated future payments and such adjustments are reflected in net investment income. Prepayment assumptions for loan-backed bonds and structured securities are based on industry averages or internal estimates. Discounts and premiums on debt securities are amortized over the estimated lives of the respective securities on an effective yield basis. Dividends are recorded at the ex-dividend date.

Realized gains and losses on the sale of investments are determined on a specific identification basis and are recorded on the trade date.

Recognition of Insurance Revenue and Related Benefits - Term life and whole life insurance premiums are recognized as premium income when due. Policy benefits and expenses for these products are recognized in relation to the premiums so as to result in the recognition of profits over the expected lives of the policies and contracts. Group health insurance premiums are recognized as earned generally on a monthly pro rata basis over the time period to which the premiums relate. An unearned premium reserve is established for the unexpired portion of insurance premiums.

Deferred Policy Acquisition Costs - The costs of acquiring insurance business that vary with, and are primarily related to, the production of new and renewal business are deferred to the extent that such costs are deemed recoverable from future profits. Such costs principally include commissions and sales costs, premium taxes, and certain policy issuance and underwriting costs. Costs deferred on term-life and whole-life insurance products, referred to as, deferred policy acquisition costs (“DAC”), are amortized in proportion to the ratio of the annual premium to the total anticipated premiums generated by the deferred acquisition costs. The computation of DAC is based on actuarial principles and assumptions based on past experience adjusted for current trends and economic conditions. Due to the age of the Company’s existing business all DAC has been fully amortized. The Company did not have any DAC as of December 31, 2011 and 2010 related to its existing business.

Insurance Reserves - Life and health reserves consist principally of future policy benefit reserves and reserves for estimates of future payments on incurred claims reported and unreported but not yet paid. Such estimates are developed using actuarial principles and assumptions based on past experience adjusted for current trends. Any change in the probable ultimate liabilities is reflected in net income in the period in which the change is determined.

Income Taxes - The Company recognizes taxes payable or refundable currently and deferred taxes for the tax consequences of differences between the financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured by applying the enacted tax rates to the difference between the financial statement and tax basis of assets and liabilities. Deferred income tax assets can be realized through future earnings, including but not limited to the generation of future income, reversal of existing temporary differences and available tax planning strategies. The Company records a valuation allowance for deferred tax assets if it determines it is more likely than not that the asset will not be realized.

The Company is subject to tax-related audits in the normal course of operations. These audits may result in additional tax assets or liabilities. The Company accounts for such contingent liabilities and reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return.

Fair Value - Fair value is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. The objective of a fair value measurement is to determine the price for each financial instrument at each measurement date. We meet this objective using various methods of valuation that include market, income and cost approaches. The Company has established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value of assets and liabilities into three broad levels. The Company has categorized its financial instruments, based on the degree of subjectivity inherent in the valuation technique, as follows:

•	Level 1: Inputs are directly observable and represent quoted prices for identical assets or liabilities in active markets the Company has the ability to access at the measurement date.

•

Level 2: All significant inputs are observable, either directly or indirectly, other than quoted prices included in Level 1, for the asset or liability. This includes: (i) quoted prices for similar instruments in active markets, (ii) quoted prices for identical or similar instruments in markets that are not active, (iii) inputs other than quoted prices that are observable for the instruments and (iv) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•

Level 3: One or more significant inputs are unobservable and reflect the Company’s estimates of the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk.

For purposes of determining the fair value of the Company’s assets and liabilities, observable inputs are those inputs used by market participants in valuing financial instruments, which are developed based on market data obtained from independent sources. In the absence of sufficient observable inputs, unobservable inputs, reflecting the Company’s estimates of the assumptions market participants would use in valuing financial assets and liabilities, are developed based on the best information available in the circumstances. The Company uses prices and inputs that are current as of the measurement date. In periods of market turmoil the ability to observe prices and inputs may be reduced for many investments, which in turn could cause an investment to be reclassified from Level 1 to Level 2 or from Level 2 to Level 3. In some instances, valuation inputs used to measure fair value fall into different levels of the fair value hierarchy. The category level in the fair value hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The availability of observable inputs varies by investment. In situations where the fair value is based on inputs that are unobservable in the market or on inputs from inactive markets, the determination of fair value requires more judgment and is subject to the risk of variability. The degree of judgment exercised by the Company in determining fair value is typically greatest for investments categorized in Level 3. Transfers in and out of level categorizations are reported as having occurred at the end of the quarter in which the transfer occurred.

Our assets which are measured at fair value on a recurring basis as of December 31, 2012 are presented below based on the fair value hierarchy levels: [To be provided by amendment.]

Assets, at Fair Value	Level 1	Level 2	Level 3	Total
Debt securities:
U.S. government and agencies
Domestic corporate securities
Mortgage-backed securities:
Residential mortgage-backed
Commercial mortgage-backed
Foreign corporate securities

Total debt securities

Total assets

Our assets which are measured at fair value on a recurring basis as of December 31, 2012 are presented below based on the fair value hierarchy levels: [To be provided by amendment.]

Assets, at Fair Value	Level 1	Level 2	Level 3	Total
Debt securities:
U.S. government and agencies
Domestic corporate securities
Mortgage-backed securities:
Residential mortgage-backed
Commercial mortgage-backed
Foreign corporate securities

Total debt securities

Total assets

We have no liabilities at December 31, 2012 or December 31, 2011 that are measured at fair value on a recurring basis.

Evaluation of Other-Than-Temporary Impairments

Investment securities are reviewed for other-than-temporary impairment on an ongoing basis. We create a watchlist of securities based largely on the fair value of an investment security relative to its amortized cost. When the fair value drops below 95% of our amortized cost, we monitor the security for impairment. When the fair value drops below 80% of our cost or amortized cost or the potential impairment is greater than $1,000, we perform a full analysis to determine if the decline in fair value is other-than-temporary. The determination of other-than-temporary impairment requires significant judgment and depends on several factors, including, but not limited to:

•	The existence of any plans to sell the investment security;

•	The duration and extent to which fair value has been less than book value;

•	The underlying reason for the decline in fair value (credit concerns, interest rates, etc.);

•	The financial condition and near term prospects of the issuer/borrower, including the ability to meet contractual obligations, relevant industry trends and conditions;

•	Our intent and ability to retain its investment in equity securities for a period of time sufficient to allow for an anticipated recovery in fair value;

•	Our ability to recover all amounts due according to the contractual terms of the agreements; and

•	Our collateral position in the case of bankruptcy or restructuring.

         Determinations of other-than-temporary impairments are estimates which are subject to risks and uncertainties of variability. Our best estimate of expected future cash flows used to determine the credit loss amount on our debt securities is a quantitative and qualitative process that incorporates information received from third party sources along with certain internal assumptions and judgments regarding the future performance of the security. Our best estimate of future cash flows involves assumptions including, but not limited to, various performance indicators, such as historical default and recovery rates, credit ratings, current delinquency rates, and loan-to-value ratios. In addition, for securitized debt securities, we consider factors including, but not limited to, commercial and residential property changes in value that vary by property type and location and average cumulative collateral loss rates that vary by vintage year. These assumptions require the use of significant management judgment and include the probability of issuer default and estimates regarding timing and amount of expected recoveries. In addition, projections of expected future debt security cash flows may change based upon new information regarding the performance of the issuer and/or underlying collateral.

         For impaired debt securities (i.e., debt securities whose fair value is less than amortized cost), if we intend to sell the securities before the fair value recovers or we believe it is more likely than not that we will be required to sell the securities before the fair values recover, the impairment is determined to be an other-than-temporary impairment. At the time such determination is made, we record a realized loss equal to the difference between the amortized cost and fair value. The fair value of the other-than-temporarily impaired security becomes its new cost basis.

         For impaired debt securities, where we do not have the intent to sell or do not believe it is more likely than not that we will be required to sell such debt securities, but where we believe it is probable we will not recover our amortized cost, the difference between the fair value and amortized cost is an OTTI. For these impairments, starting on April 1, 2009 with the adoption of FASB ASC 320, Investments—Debt and Equity Securities, the Company is required to bifurcate that portion of the loss that is attributable to credit and non-credit related risk. The credit portion of the OTTI is the difference between the present value of the expected future cash flows and amortized cost. The gross OTTI is displayed on the statement of comprehensive income, with the non-credit portion subtracted and reallocated to accumulated other comprehensive income (loss), resulting in only the credit portion of the OTTI being charged to income.

         For certain securitized financial assets with contractual cash flows, we are required to periodically update our best estimate of cash flows over the life of the security. If the fair value of a securitized financial asset is less than its cost or amortized cost and there has been a decrease in the present value of the estimated cash flows since the last revised estimate, considering both timing and amount, an OTTI charge is recognized. We also consider our intent to retain a temporarily impaired security until recovery. Estimating future cash flows involves judgment and includes both quantitative and qualitative factors. Such determinations incorporate various information and assessments regarding the future performance of the underlying collateral. In addition, projections of expected future cash flows may change based upon new information regarding the performance of the underlying collateral.

         Management believes it has made an appropriate provision for other-than-temporarily impaired securities owned at December 31, 2012. As a result of the subjective nature of these estimates, however, additional provisions may subsequently be determined to be necessary as new facts emerge and a greater understanding of economic trends develop. However, interpreting the effects and extent of the current market turmoil—particularly the decline in residential home values, the nature and effect of the government’s actions, the overall employment trends, and the availability of credit—is a very complex estimation process and the predictive usefulness of historical trends is not known. Consistent with the Company’s past practices, additional OTTI will be recorded as appropriate and as determined by the Company’s regular monitoring procedures of additional facts. In light of the variables involved, such additional OTTI could be material.

Results of Operations for the years ended December 31, 2012 and 2011. [To be provided by amendment.]

Total revenues, which consisted mainly of premiums and investment income, were [___] and [___] for the fiscal years ending December 31, 2012 and December 31, 2011, respectively. The differences in total revenues were primarily due to [___]. Premium revenue was [___] and [___] for the fiscal years ending December 31, 2012 and December 31, 2011, respectively, and consists of life and health direct written renewal premium. The differences in premium revenue were primarily due to [___]. Total net investment income was [___] and [___] for the fiscal years ending December 31, 2012 and December 31, 2011, respectively, which represents an average yield earned of [___] % and [___] % for the same periods, respectively. The differences in total net investment income were primarily due to [___].

Life and health benefits and operating expenses were [___] and [___] for the fiscal years ending December 31, 2012 and December 31, 2011, respectively. The differences in life and health benefits and operating expenses were primarily due to [___]. Life and health benefits totaled [___] and [___] for the fiscal years ending December 31, 2012 and December 31, 2011, respectively. The Company mainly paid claims related to life policies. Operating expenses are primarily related to and include employee costs such as wages and benefits, credit union reimbursements whereby the Company reimburses credit unions for certain administrative expenses they incur in the production of new and renewal business sold for the Company and other operating expenses such as rent, insurance and utilities.

Net income was [___] and [___] for the fiscal years ending December 31, 2012 and December 31, 2011, respectively. The differences in net income were primarily due to [___].

Financial Condition

Investments

Our investment strategy is based upon a strategic asset allocation framework that considers the need to manage the portfolio on a risk-adjusted spread basis for the underwriting contract liabilities and to maximize return on retained capital. The bond portfolio consists of publicly traded corporate bonds, mortgage-backed securities, asset-backed securities, and U.S. Treasury securities. We generally hold our bond portfolio to maturity.

Insurance statutes regulate the type of investments that we are permitted to purchase and limit the amount of funds that may be used for any one type of investment. In light of these statutes and regulations and our business and investment strategy, we generally seek to invest in United States government and government-sponsored agency securities and debt securities rated investment grade by established nationally recognized rating organizations or in securities of comparable investment quality, if not rated.

The composition of our investment portfolio at December 31, 2012 and December 31, 2011 was as follows: [To be provided by amendment.]

	December 31,		December 31,
	2012	%	2011	%
Debt securities
Policy loans
Other investments

Total investments

The table below presents our total fixed maturity securities by type at December 31, 2012 and December 31, 2011. [To be provided by amendment.]

	December 31,		December 31,
	2012	%	2011	%
U.S. government and agencies
Domestic corporate securities
Mortgage-backed securities:
Residential mortgage-backed
Commercial mortgage-backed
Foreign corporate securities
Total debt securities

The amortized cost and fair value of fixed maturity securities by contractual maturity are shown below at December 31, 2012. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. [To be provided by amendment.]

	Amortized Cost	Estimated Fair Value

Due after one year through five years
Due after five years through ten years
Mortgage-backed securities:
Residential mortgage-backed
Commercial mortgage-backed

Total debt securities

We have classified our fixed maturity investments as available for sale. Available for sale securities are reported at fair value and unrealized gains and losses, if any, on these securities (net of income taxes) are included directly in a separate component of stockholder’s equity, thereby exposing stockholder’s equity to volatility for changes in the reported fair value of securities classified as available for sale.

We did not have unrealized losses at December 31, 2012 or December 31, 2011.

Liquidity and Capital Resources [To be provided by amendment.]

We entered into two coinsurance agreements with CMFG Life in 2012. Under the first agreement, we reinsure 95% of all benefits and liabilities payable on account of existing insurance business in force as of October 31, 2012 to CMFG Life. Under the second agreement, we reinsure 100% of all benefits and liabilities payable on account of new insurance business written on and after January 1, 2013 to CMFG Life. These agreements do not relieve us of our obligations to our policyholders under contracts covered by these agreements. However, they do transfer nearly all of our underwriting profits and losses to CMFG Life and require CMFG Life to indemnify us for nearly all of our liabilities.

As consideration for the reinsurance provided under these agreements, we transfer nearly all of our revenues to CMFG Life. Specifically, CMFG Life receives 95% and 100% of all premiums and other amounts received on account of our existing business and new business, respectively. As additional consideration, we transferred assets equal to 95% of our reserves as of October 31, 2012 to CMFG Life. CMFG Life pays us a monthly expense allowance to reimburse the Company for expenses and costs incurred on account of its insurance business.

While the reinsurance transactions have a minimal impact on our surplus, they substantially diminish our net liabilities and greatly decrease the amount of capital and liquidity needed within the Company. As a result, the Company was able to return $18,000,000 of capital to its shareholder, CMIC, on November 30, 2012. This reduction in capital was approved by the Iowa Insurance Division on ____________.

The impact of these reinsurance agreements and the subsequent distribution to CMIC are not reflected in the financial statements contained herein as they went into effect after the respective dates of such statements.

The Company generated [___] and [___] in cash flow from operations for the year ended December 31, 2012 and December 31, 2011, respectively. The differences in cash flow were primarily due to [___]. The Company’s sources of funds include renewal premiums and investment income. The Company’s primary use of funds includes investment purchases, the payment of benefits and related operating expenses.

Going forward, liquidity requirements will be met primarily through monthly settlements under the reinsurance agreements with CMFG Life. We anticipate receiving adequate cash flow from these settlements and our investment income to meet our obligations. However, a primary liquidity concern going forward will be the risk of an extraordinary level of early policyholder withdrawals. We include provisions within our policies, such as surrender charges, that help limit and discourage early withdrawals.

We believe that cash flows generated from sources above will be sufficient to satisfy the near term liquidity requirements of our operations, including reasonable foreseeable contingencies. However, we cannot predict future experience regarding benefits and surrenders since benefit and surrender levels are influenced by such factors as the interest rate environment, our claims paying ability and our financial credit ratings.

Most funds we receive going forward funds which we will receive as annuity deposits will be invested in high quality investments to fund our future commitments. We believe that the settlement we receive under the reinsurance agreements with CMFG Life, the diversity of our investment portfolio and a concentration of investments in high quality securities should provide sufficient liquidity to meet foreseeable cash requirements. Although there is no present need or intent to dispose of our investments, we could readily liquidate portions of our investments, if such a need arose. Sales of available for sale securities in an unrealized loss position are subject to other than temporary impairment considerations including our intent to sell.

Statutory Financial Data and Dividend Restrictions [To be provided by amendment.]

We are a life and health insurer domiciled in Iowa. We file statutory basis financial statements with regulatory authorities. Our statutory surplus was $_____ and $_____ and its statutory net loss was $_____ and $_____ for the years ended December 31, 2012 and 2011, respectively.

We are subject to statutory regulations as to maintenance of equity and the payment of dividends. Generally, ordinary dividends from an insurance subsidiary to its parent company must meet notice requirements promulgated by the regulator of the subsidiary’s state of domicile (“Insurance Department”). Extraordinary dividends, as defined by state statutes, must be approved by the Insurance Department. We are currently restricted from paying dividends without first obtaining Insurance Department approval.

Risk-based capital requirements promulgated by the National Association of Insurance Commissioners require U.S. insurers to maintain minimum capitalization levels that are determined based on formulas incorporating credit risk, insurance risk, interest rate risk, and general business risk. At December 31, 2012, our adjusted surplus exceeded the minimum requirements.

Contractual Obligations

In addition to the coinsurance agreements with CMFG Life previously discussed herein, we have entered into the following two contracts under which we will have material future commitments:

•

a management services agreement, pursuant to which CMIC administrative functions related to agent licensing, payment of commissions, actuarial services, annuity policy issuance and service, accounting and financial compliance, market conduct, general and informational services and marketing as well as share certain resources and personnel with us; and

•	an investment advisory agreement, pursuant to which MEMBERS Capital Advisors, Inc. serves as investment adviser with respect to our general account investments for a period of five years.

For detailed discussion of the management services agreement, the investment advisory agreement and the coinsurance agreements, see “Certain Relationships and Related Party Transactions.”

Going forward, we may enter into financing transactions, lease agreements, or other commitments in the normal course of our business. [To be completed by amendment.]

Contractual obligations	Payments due by period			3-5 years	More than 5 years
	Total	Less than 1 year	1-3 years
[Long-Term Debt Obligations]
[Capital Lease Obligations]
[Operating Lease Obligations]
[Purchase Obligations]
[Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP]
Total

Recently Adopted Accounting Standards

Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2009-13, Multiple Deliverable Revenue Arrangements (“ASU 2009-13”), became effective for new or substantially modified arrangements with multiple deliverables in 2011. The new guidance establishes a selling price hierarchy for determining the selling price of a deliverable and establishes that the allocation of revenue is based on entity specific assumptions rather than those of a marketplace participant. Disclosures are also significantly expanded. Adoption of ASU 2009-13 did not have a material impact on our financial statements because most of our revenue is accounted for using guidance for insurance contracts, which is unchanged.

FASB ASU No. 2010-06, Improving Disclosures about Fair Value Measurements, adopted in 2010, provides a greater level of disaggregated information and more robust disclosures about valuation techniques and inputs to fair value measurements. The Company has made the required disclosures in Note 4. New required disclosures related to purchases, sales, issuances, and settlements in the roll forward of activity in level 3 fair value measurements became effective in 2011. We do not own any level 3 securities, so this portion of the guidance did not have an impact on our financial statements.

FASB ASU No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”) becomes effective in 2012, and should be applied retrospectively; early adoption is permitted. ASU 2011-05 provides companies with the option to present the total of comprehensive income, components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The objective of the standard is to increase the prominence of items reported in other comprehensive income and to facilitate convergence of GAAP and International Financial Reporting Standards. The standard eliminates the option to present components of other comprehensive income as part of the statement of changes in policyholders’ surplus. We elected to early adopt this standard and have replaced the statement of operations with the statement of comprehensive income and modified the statement of stockholder’s equity. The FASB issued ASU No. 2011-12 in December 2011 which delayed the implementation of the portions of ASU 2011-05 that require presentation of reclassification adjustments out of accumulated other comprehensive income. The FASB will reconsider those requirements at a later date.

Accounting Standards Pending Adoption

In October 2010, the FASB issued new guidance regarding accounting for deferred acquisition costs (ASU No. 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (“ASU 2010-26”) effective in 2012, with prospective or retrospective application allowed. This guidance modifies the definition of costs that can be deferred by insurance entities when issuing and renewing insurance contracts. Capitalized costs can only include incremental direct costs of contract acquisition, as well as certain costs directly related to acquisition such as underwriting, policy issuance, and medical and inspection fees, and sales force contract selling. This guidance also specifies that only costs related directly to successful acquisition of new or renewal contracts can be capitalized. All other acquisition related costs should be expensed as incurred. Under ASU 2010-26, to capitalize advertising costs and direct mail solicitation costs, the capitalization criteria included in the Other Assets and Deferred Costs Topic of the FASB Accounting Standards Codification (“ASC”) direct response advertising guidance must be met. The Company will adopt ASU 2010-26 in 2012 and will apply it retrospectively to 2004, the earliest practicable date, which will include all prior periods presented in its financial statements. The guidance is effective in 2012 and will not have a material impact on our financial statements.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“ASU 2011-4”), which was issued to create a consistent framework for the application of fair value measurement across jurisdictions. The amendments include clarification of the FASB’s intent about the application of existing fair value measurements and disclosure requirements, as well as to change a particular principle or existing requirement for measuring fair value or disclosing information about fair value measurements. There are no additional fair value measurements required upon adoption of ASU 2011-04. The amendments are effective, prospectively, in 2012 and early adoption is prohibited. We do not expect the adoption of this guidance to have a material impact on our financial statements and related disclosures.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”), effective in 2013. ASU 2011-11 is intended to increase information disclosed about offsetting assets and liabilities, including financial instruments, derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and lending agreements. The objective is to facilitate comparison between entities that prepare their financial statements on the basis of U.S. GAAP and those that prepare their financial statements on the basis of international financial reporting standards. We are currently evaluating ASU 2011-11.

Quantitative and Qualitative Disclosures about Market Risk

Given our limited operations to date, we are not currently subject to any material market risk exposures. However, in future periods, we expect to have exposure to market risk through both our insurance operations and investment activities although a significant portion of this risk will be reinsured by CMFG Life pursuant to the coinsurance agreements discussed above. In addition, many of the measures described herein to offset these market risks will be taken by CMFG Life as it will hold nearly all of the assets related to our insurance business as a result of these coinsurance agreements.

Interest rate risk will be our primary market risk exposure. Substantial and sustained increases and decreases in market interest rates will affect the profitability of our annuity products and the fair value of our investments although most of this risk is absorbed by CMFG Life under the coinsurance agreements. The profitability of most of our annuity products will depend on the spreads between interest yield on investments and rates credited on the annuity products. We will have the ability to adjust crediting rates (caps, participation rates or asset fee rates for indexed annuities) on substantially all of our annuity products at least annually (subject to minimum guaranteed values). In addition, substantially all of our annuity products will have surrender and withdrawal penalty provisions designed to encourage persistency and to help ensure targeted spreads are earned. However, competitive factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions.

A major component of our interest rate risk management program will be structuring the investment portfolio with cash flow characteristics consistent with the cash flow characteristics of our annuity products. We will use computer models to simulate cash flows expected from our existing business under various interest rate scenarios. These simulations will enable us to measure the potential gain or loss in fair value of our interest rate-sensitive financial instruments, to evaluate the adequacy of expected cash flows from our assets to meet the expected cash requirements of our annuity products and to determine if it is necessary to lengthen or shorten the average life and duration of our investment portfolio. The “duration” of a security is the time weighted present value of the security’s expected cash flows and is used to measure a security’s sensitivity to changes in interest rates. When the durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in value of assets should be largely offset by a change in the value of liabilities.

With respect to our indexed annuities, we intend to purchase call options on the applicable indices to fund the annual index credits on such annuities. These options will be primarily one-year instruments purchased to match the funding requirements of the underlying policies. Fair value changes associated with these investments should substantially be offset by an increase or decrease in the amounts added to policyholder account balances for index products.

We also intend to utilize a hedging process in which we purchase options out of the money to the extent of anticipated minimum guaranteed interest on indexed annuities. On the anniversary dates of the indexed annuities, we will purchase new one-year call options to fund the next annual index credits. The risk associated with these prospective purchases is the uncertainty of the cost, which will determine whether we are able to earn our spread on our index business. We will manage this risk through the terms of our annuities, which will permit us to change caps, participation rates and asset fees, subject to contractual features. By modifying caps, participation rates or asset fees, we can limit option costs to budgeted amounts, except in cases where the contractual features would prevent further modifications.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position

Robert N. Trunzo	56	President and Director

Steven R. Suleski	58	Secretary

Brian J. Borakove	34	Treasurer

Stephen W. Koslow	56	Director

Thomas J. Merfeld	56	Director

James M. Power	50	Director

Richard R. Roy	50	Director

All executive officers and directors are elected annually.

           Robert N. Trunzo has served as our President since May 30, 2009. Mr. Trunzo was appointed director as of November 19, 2012. He also serves as the Executive Vice President since 2005 and President since August, 2012 for CMFG Life. Mr. Trunzo has also served as the Executive Vice President of Frank F. Haack and Associates, the largest insurance-benefits and property-casualty brokerage and consulting firm in Wisconsin, from September, 2002 to June, 2005. Before joining Frank F. Haack and Associates, Mr. Trunzo served as Secretary of Commerce under Wisconsin Governor Tommy Thompson, where he directed Wisconsin’s economic development efforts. He has served on the board of directors of the U.S. Chamber of Commerce. Additionally, he is a member of the American Council of Life Insurers and sits on the Council’s CEO Steering Committee on Retirement and Financial Security.

           Steven R. Suleski has served as our Secretary and Senior Vice President since February 1, 2012. He has served as Associate General Counsel for the past 13 years at CMFG Life, from March, 1999 to present. Before joining the Company, Mr. Suleski spent 12 years at Foley & Lardner, LLP, in Madison, Wisconsin, where he was a partner specializing in securities law, mergers and acquisitions and general corporate law.

           Brian J. Borakove has served as our Treasurer since November 19, 2012 and VP-Corporate Treasurer since 2007. Prior to joining the Company, he was a Senior Manager, Investment Finance at Liberty Mutual in Boston, Massachusetts from 2005 to 2007. Prior to joining Liberty Mutual, Mr. Borakove served as a Senior Analyst, Treasury at FM Global in Johnston, Rhode Island from 2003-2005. Mr. Borakove held various positions at State Street Bank in Boston, Massachusetts from 2001-2003.

           Steven W. Koslow has been director of the Company since February 16, 2011. He has served as Chief of Ethics & Compliance for CMFG Life since December, 2007. Prior to joining the Company, from September, 1999 to December, 2007, Mr. Koslow worked as a director in the Governance, Risk & Compliance department of PricewaterhouseCoopers, Inc. in Chicago, Illinois. Previously, he held positions as counsel for MetLife and as an attorney for law firms in Chicago and Denver. He is currently a Chairman of the Board on the Compliance and Ethics Forum for Life Insurance (CEFLI).

           Thomas J. Merfeld has been a director of the Company since February 16, 2011. He also has serves as the Senior Vice President and Chief Investment Risk Officer for CUNA Mutual Group where he assesses, coordinates, and manages all investment risks for CUNA Mutual Group. Mr. Merfeld served as head of asset/liability management for MEMBERS Capital Advisors, an affiliate of the Company. Prior to joining CUNA Mutual Group, Mr. Merfeld served as the Chief Financial Officer for Savers Life Insurance Company in Kansas City, Missouri. Mr. Merfeld served an investment analyst for Franklin Savings Association in Ottawa, Kansas. Mr. Merfeld served as an assistant economist for the Federal Reserve Bank in Kansas City, Missouri.

           James M. Power has been director of the Company since February 16, 2011. Mr. Power has also served as the Senior Vice President, Chief Products Officer for CUNA Mutual Group since August, 2005. Mr. Power spent seven years, from April, 1998 to April, 2005, with Fireman’s Fund Insurance Company, ultimately serving as that company’s top regional executive in the Midwest. Mr. Power has more than 20 years of progressive leadership experience in strategic planning, underwriting, marketing and agency and distribution management for Fortune 100 companies, as well as other leading national insurance companies.

           Richard R. Roy has been director of the Company since February 1, 2012. Mr. Roy has served as the Chief Information Officer for CUNA Mutual Group since December, 2003. Prior to joining CUNA Mutual Group, Mr. Roy served as SVP – General Manager at Metavante Corporation in Milwaukee, Wisconsin from 1991 to 2003. Mr. Roy has over 30 years of technology industry experience including 20 years in the IT vendor community working for software, services and outsourcing companies. He is an adjunct professor at Marquette University in the Graduate School of Management and has served as director of several CUNA Mutual Group subsidiaries.

Transactions with Related Persons, Promoters and Certain Control Persons

Policy Regarding Related Person Transactions

It is our policy to enter into or ratify related person transactions only when our Board of Directors determines that the transaction either is in, or is not inconsistent with, our best interests, including but not limited to situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when we provide products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

Therefore, we have adopted the following procedures for the review, approval or ratification of related person transactions. For purposes of the related person transaction policy, a related person transaction is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which (i) we were, are or will be a participant, (ii) the amount of the transaction, arrangement or relationship exceeds $120,000, and (iii) in which a related person had, has or will have a direct or indirect material interest in the transaction.

A related person means:

•	any person who is, or at any time since the beginning of our last fiscal year was, a member of our Board of Directors or an executive officer or a nominee to become a member of our Board of Directors;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; or

•
any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Any proposed transaction with a related person shall be consummated or amended only if the following steps are taken:

•	Counsel (either inside or outside) will assess whether the proposed transaction is a related person transaction for purposes of this policy.

•
If counsel determines that the proposed transaction is a related person transaction, the proposed transaction shall be submitted to the Board of Directors for consideration at the next meeting or, in those instances in which counsel, in consultation with the chief executive officer or the chief financial officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to the Chairman of the Board of Directors (who has been delegated authority to act between meetings).

•
The Board of Directors or where submitted to the Chairman of the Board of Directors, the Chairman, shall consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

•
The Board of Directors (or the Chairman) shall approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the committee (or the Chairman) determines in good faith. The Board of Directors or Chairman, as applicable, shall convey the decision to counsel, who shall convey the decision to the appropriate persons within the Company.

At the Board of Director’s first meeting of each fiscal year, it shall review any previously approved related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Board of Directors shall determine if it is in the best interests of the Company and its shareholders to continue, modify, or terminate the related person transaction.

No member of the Board of Directors shall participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Certain Relationships and Related Person Transactions

Except for the agreements noted below, there have been no transactions between the Company and any related person since January 1, 2011, nor are any such related person transactions currently being contemplated for which disclosure would be required.

We entered into two coinsurance agreements with CMFG Life in 2012. Under the first agreement, we reinsure 95% of all benefits and liabilities payable on account of existing insurance business in force as of October 31, 2012 to CMFG Life. Under the second agreement, we reinsure 100% of all benefits and liabilities payable on account of new insurance business written on and after January 1, 2013 to CMFG Life. These agreements do not relieve the Company of its obligations to its policyholders under contracts covered by these agreements. However, they do transfer nearly all of the Company’s underwriting profits and losses to CMFG Life and require CMFG Life to indemnify the Company for nearly all of its liabilities.

As consideration for the reinsurance provided under these agreements, we transfer nearly all of our revenues to CMFG Life. Specifically, CMFG Life receives 95% and 100% of all premiums and other amounts received on account of our existing business and new business, respectively. As additional consideration, we transferred assets equal to 95% of our reserves as of October 31, 2012 to CMFG Life. CMFG Life pays us a monthly expense allowance to reimburse the Company for expenses and costs incurred on account of its insurance business.

Committees of the Board of Directors [To be provided by amendment.]

Compensation Committee Interlocks and Insider Participation

Our Board of Directors has not established a compensation committee. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Board of Directors.

Executive Compensation – [To be provided by amendment.]

We share personnel with our immediate parent, CMIC, pursuant to a management services agreement between CMIC and us. Our operational needs are met by CMIC and certain of its affiliates pursuant to the management services agreement. In addition, we currently have three executive officers who are compensated directly by the Company, and under a management services agreement, certain employees who provide services to us under such agreement are CMIC executive officers or employees and are paid by CMIC. Their compensation-related costs are allocated to us based on various factors, the primary being the estimated time allocated to providing services to us.

In order to help you understand our compensation-related costs, we have set forth below a discussion of our compensation policies and programs.

Compensation Discussion and Analysis. Our compensation policies and programs are designed to attract and retain highly qualified and motivated executive officers and employees, encourage and reward achievement of annual and long-term goals and encourage executive officers and employees to become shareholders of the Company with interests aligned with those of other shareholders of the Company.

Federal income tax law limits deductibility of compensation in excess of $1 million paid to certain named executive officers unless this compensation qualifies as “performance-based compensation”. It is the intent of the Company to qualify the Company’s executives’ compensation for deductibility under applicable tax laws, while recognizing that there may be situations in which compensation for executive officers may not be tax deductible.

Named Executive Officers. The primary elements of compensation for the named executive officers of the Company include (i) base pay, (ii) discretionary annual cash bonuses, and (iii) incentive compensation.

Base Pay. The Board of Directors annually engages [insert compensation consultant] to provide advice and data with respect to compensation bench-marking and market practices. To develop a blended market consensus base salary for each of the positions of the named executives, [____] utilized proxy data from [___] insurance companies having total assets in 2011_from $[___] billion to $[___] billion [list peer insurance companies]. [____] also utilized public and private survey data from 2011 for the financial service and insurance industries of companies having assets from $[___] billion to $[___] billion.

Incentive Compensation. On [___], 2012, our management proposed and the Board of Directors approved the structure of the 2012 incentive program (the “Incentive Plan”) for senior management personnel, which includes the named executives. Under the Incentive Plan for 2012, each named executive had a threshold, target and maximum incentive opportunity expressed as a percent of base salary. These earning opportunities were tied to threshold, target and maximum performance goals established with respect to Invested Asset Growth and Return on Average Equity (“ROAE”), based on operating income, for fiscal 2012.

Our management and the Board of Directors  believe that the combination of growth and returns create the proper focus and alignment for maximizing short-term and long-term shareholder value creation. For purposes of calculating any incentive awards for fiscal year 2012 under the Incentive Plan, Invested Asset Growth was weighted 50% and ROAE was weighted 50%. For any awards earned under the Performance Plan for fiscal 2012 performance, [___]% of such award was paid in cash and [___]% was paid in restricted stock. The portion paid in restricted stock is subject to vesting [___] years from the grant date (other than grants to retirement eligible individuals which vest upon attainment of age [___] and following [___] years of service with the Company) in order to mitigate any risk of focusing only on short-term performance and to create an additional retention mechanism for key personnel.

For the named executives, the 2012 incentive program under the Performance Plan created a target award opportunity equal to [___]% of base salary. The maximum award opportunity for the named executives was equal to [___]% of base salary, which Company management and the Board of Directors believes is competitive and appropriate without creating an incentive to take undue or unnecessary risk that could materially harm the Company.

The threshold, target and maximum goals under the Incentive Plan for 2012 were $[___], $[___] and $[___], respectively for Invested Asset Growth and [___]%, [___]% and [___]%, respectively for ROAE. The actual results for 2011 were Invested Asset Growth of $ [___] and ROAE of [___]%. The results under the Incentive Plan resulted in an award to each of the named executives equal to [___]% of base salary.

At the time the performance goals were approved by the Board of Directors, it was believed that the performance targets reflected an appropriate degree of stretch but that they were attainable based on successful execution of the Company’s business plan and the realization of macro-economic and stock market conditions reasonably aligned with the Company’s near term expectations.

Change in Control, Separation and Retirement Arrangements. We have no written employment contracts or separation agreements with any of our named executive officers.

Non-Qualified Deferred Compensation Arrangements. We permit senior officers of the Company to defer on an elective basis a specified portion of their base salaries, annual cash bonuses and amounts paid under the cash incentive plan. Any such deferrals must be made pursuant to a non-qualified deferred compensation agreement between the officer and the Company with deferred amounts contributed to [___]. The investment of deferred amounts is directed by the individual officers and the return on such investments is added to the deferred account balance of such officer. No above market returns are paid on deferred amounts. Mr. Trunzo, Mr. Suleski and Mr. Borakove have each invested a portion of their deferred compensation accounts in Company common stock and dividends paid on Company stock have been credited to their accounts. The balance of the deferred compensation accounts will be distributed to each executive who has elected to make such deferrals upon his or her death, disability or separation from service.

Other Compensation. We have a qualified 401(k) plan for all employees who are eligible after thirty days of employment and attainment of age 18. We match [___]% of employee contributions to the plan up to [___]% of the employee’s total compensation, subject to the limitations specified in the Internal Revenue Code. In addition to the 401(k) plan, all employees participate in the an employee stock ownership plan (“ESOP”) as described below. We offer a package of insurance benefits to all employees including health, dental, long-term disability and life insurance. Several of the named executives receive perquisites including car allowances, use of Company owned aircraft and payment of private club dues.

Compensation Summary [To be completed by amendment.]

The following table sets forth the allocated compensation based upon the estimated percentage of time the following officers devote to the affairs of MEMBERS Life Insurance Company for the 2012 and 2011 fiscal years:

Name and principal position	Year	Salary ($)	Bonus ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)	(i)	(j)
Robert N. Trunzo
Steven R. Suleski
Brian J. Borakove

Director Compensation_[To be completed by amendment.]

The following table provides information concerning the compensation of the Company’s directors for the 2012 fiscal year:

Name	Fees earned or paid in cash ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
(a)	(b)	(e)	(f)	(g)	(h)
Stephen W. Koslow
Thomas J. Merfeld
James M. Power
Richard R. Roy
Robert N. Trunzo

Legal Proceedings

Like other insurance companies, we routinely are involved in litigation and other proceedings, including class actions, reinsurance claims and regulatory proceedings arising in the ordinary course of its business. In recent years, the life insurance and annuity industry, including us and our affiliated companies, has been subject to an increase in litigation pursued on behalf of both individual and purported classes of insurance and annuity purchasers, questioning the conduct of insurance companies and their agents in the marketing of their products. In addition, state and federal regulatory bodies, such as state insurance departments and attorneys general, periodically make inquiries and conduct examinations concerning compliance by us and others with applicable insurance and other laws. We respond to such inquiries and cooperate with regulatory examinations in the ordinary course of business.

Important Information about the Index

The Product is not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of the McGraw-Hill companies, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the owners of the Product or any member of the public regarding the advisability of investing in securities generally or in the Product particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to the Company is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Company or Product. S&P has no obligation to take the needs of the Company or the owners of the Product into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Product or the timing of the issuance or sale of the Product or in determination or calculation of the equation by which the Product is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Product.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA

INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®”, “S&P”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by the Company. This product is not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of purchasing the Contract.

We do not file reports under the 1934 Act in reliance on Rule 12h-7 under the 1934 Act, which provides an exemption from the reporting requirements of Sections 13 and 15 of the 1934 Act.

financial statements

[To be provided in amendment.]

appendix a: examples of Partial Withdrawals and Full Surrender with Application of Surrender Charge and Market Value Adjustment

Example 1 – Partial Withdrawal with a Negative Market Value Adjustment (“MVA”)

Assume the following information at the last Contract Anniversary (9/1/2013):

Risk Control Account	Risk Control Account Allocation	Initial Index Rate Floor	Initial Index Rate Cap	S&P 500 Index Value	(Initial Index Value) x (1 + Index Interest Rate Floor)	(Initial Index Value) x (1 + Index Interest Rate Cap)
Secure Account	75%	0%	3.50%	1,000.00	1,000.00	1,035.00
Growth Account	25%	-10%	14.00%	1,000.00	900.00	1,140.00

Total Contract Value = $100,000
10-Year Initial Index Period
I = 10-Year Constant Maturity Treasury Rate = 3.50%
K = BofA Merrill Lynch 1-10 Year US Corporate
Constrained Index Asset Swap Spread = 1.00%

Assume the following information at the time of partial withdrawal (3/1/2014):

Gross partial withdrawal = $50,000.00
Unadjusted S&P 500 Index Value = 1,200.00
J = 8.5 Year Constant Maturity Treasury Rate = 4.00%
L = BofA Merrill Lynch 1-10 Year US Corporate
Constrained Index Asset Swap Spread = 1.50%
N = Years Remaining in Initial Index Period = 8.50 Years
Surrender Charge Percent = 9.00%

We take the following steps to determine the net partial withdrawal amount (excluding taxes) payable to the Owner from each Risk Control Account in connection with a partial withdrawal resulting in a negative MVA.

First, we determine Credited Index Interest and Contract Value for each Risk Control Account at the time of the partial withdrawal. With respect to the Secure Account, because the Unadjusted Index Value is greater than the Initial Index Value multiplied by the sum of 1 + Index Interest Rate Cap, Credited Index Interest equals the Contract Value held in the Secure Account ($75,000) multiplied by the Initial Index Rate Cap (3.50%) or $2,625.00. We then add the Credited Index Interest ($2,625.00) to the Contract Value in the Secure Account ($75,000) to determine the Contract Value in the Secure Account at the time of partial withdrawal ($77,625.00).

We follow the same steps in determining Credited Index Interest and Contract Value for the Growth Account at the time of the partial withdrawal. With respect to the Growth Account, because the Unadjusted Index Value is greater than the Initial Index Value multiplied by the sum of 1 + Index Interest Rate Cap, Credited Index Interest equals the Contract Value held in the Secure Account ($25,000) multiplied by the Initial Index Rate Cap (14.00%) or $3,500.00. We then add the Credited Index Interest ($3,500.00) to the Contract Value in the Secure Account ($25,000) to determine the Contract Value in the Growth Account at the time of partial withdrawal ($28,500).

Second, we determine the free annual withdrawal amount available in connection with a partial withdrawal from each Risk Control Account at the time of the partial withdrawal. We determine the free annual withdrawal amount for each Risk Control Account on a proportional basis based on the Contract Value held in each Risk Control Account. The free annual withdrawal amount is equal to 10% of the Contract Value at the beginning of the Contract Year ($100,000.00) or $10,000. We determine the portion of the free annual withdrawal amount available from the Secure Account by calculating the percentage of Contract Value held in the Secure Account. We divide the Secure Account Value ($77,625.00) by the sum of the Secure Account Value ($77,625.00) and the Growth Account Value ($28,500.00). The result is then multiplied by the free annual withdrawal amount (10,000.00) to determine the free annual withdrawal amount available in connection with a withdrawal from the Secure Account ($7,314.49).

We follow the same steps in determining the free annual withdrawal amount available in connection with a partial withdrawal from the Growth Account at the time of the partial withdrawal. We determine the portion of the free annual withdrawal amount available from the Growth Account by calculating the percentage of Contract Value held in the Growth Account. We divide the Growth Account Value ($28,500.00) by the sum of the Secure Account Value ($77,625.00) and the Growth Account Value ($28,500.00). The result is then multiplied by the free annual withdrawal amount ($10,000.00) to determine the free annual withdrawal amount available in connection with a withdrawal from the Growth Account ($2,685.51).

Third, we calculate the amount of the partial withdrawal to be taken from each Risk Control Account. We determine the gross partial withdrawal amount for each Risk Control Account on a proportional basis based on the Contract Value held in each Risk Control Account. We determine the portion of the gross partial withdrawal to be taken from the Secure Account by multiplying the percentage of Contract Value held in the Secure Account by the gross partial withdrawal amount) ($50,000.00), which equals $36,572.44.

We follow the same steps in determining the amount of the gross partial withdrawal to be taken from the Growth Account at the time of the partial withdrawal. We determine the portion of the gross partial withdrawal to be taken from the Growth Account by multiplying the percentage of Contract Value held in the Growth Account by the gross partial withdrawal amount ($50,000.00), which equals $13,427.56.

Fourth, we determine the amount of the gross partial withdrawal that may be subject to a surrender charge and MVA for each Risk Control Account. We do this by subtracting the free annual withdrawal amount available from the Risk Control Account from the gross partial withdrawal amount for the Risk Control Account. For the Secure Account, the gross partial withdrawal amount ($36,572.44) minus the portion of free annual withdrawal amount available from the Secure Account in connection with the partial withdrawal ($7,314.49) equals $29,257.95. For the Growth Account, the gross partial withdrawal amount ($13,427.56) minus the portion of free annual withdrawal amount available from the Growth Account in connection with the partial withdrawal ($2,685.51) equals $10,742.05.

Fifth, we determine the amount of the surrender charge that would be deducted from the gross partial withdrawal amount for each Risk Control Account. We do this by multiplying the amount of the gross partial withdrawal that may be subject to a surrender charge by the applicable surrender charge percentage for each Risk Control Account. For the Secure Account, the amount of the gross partial withdrawal subject to a surrender charge ($29,257.95) multiplied by the surrender charge percentage (9%) equals $2,633.22. For the Growth Account, the amount of the gross partial withdrawal subject to a surrender charge ($10,742.05) multiplied by the surrender charge percentage (9%) equals $966.78. The total surrender charge deducted in connection with the partial withdrawal equals $3,600.00 ($2,633.22 plus $966.78).

Sixth, we determine the MVA that would be applied to the gross partial withdrawal amount for each Risk Control Account. For each Risk Control Account, we do this by dividing the amount of the gross partial withdrawal that may be subject to an MVA by the sum of 1 plus the cumulative Index Interest Rate credited to date in the current contract year and multiply the result by the Market Value Adjustment Factor (“MVAF”). (The MVAF is equal to (((1 + I + K) / (1 + J + L))^N) – 1 and for this example is equal to -0.0778.) For the Secure Account, we would divide $29,257.95 by 1.035 then multiply the result by -0.0778 which equals a negative MVA of $2,198.25. For the Growth Account, we would divide $10,742.05 by 1.14 then multiply the result by -0.0778 which equals a negative MVA of $732.75. The total MVA applied in connection with the partial withdrawal is a negative MVA of $2,931.00 (-$2,198.25 plus -$732.75).

The amount of the net partial withdrawal paid the Owner from each Risk Control Account equals the gross partial withdrawal amount less the surrender charge and MVA. For the Secure Account, that equals $36,572.44 - $2,633.22 - $2,198.25 or $31,740.97. For the Growth Account, that equals $13,427.56 - $966.78 - $732.75 or $11,728.03. The total net partial withdrawal paid the Owner is $43,469.00 ($31,740.97 plus $11,728.03).

The Contract Value remaining in each Risk Control Account after the partial withdrawal equals the Contract Value in the Risk Control Account at the beginning of the Contract Year plus any Credited Indexed Interest and less the gross partial withdrawal amount. For the Secure Account, that equals $75,000.00 + $2,625.00 - $36,572.44 or $41,052.56. For the Growth Account, that equals $25,000 + $3,500.00 - $13,427.56 or $15,072.44. The total Contract Value in both Risk Control Accounts after the partial withdrawal is $56,125.00 ($41,052.56 plus $15,072.44).

Example 2 – Partial Withdrawal with Positive MVA

Assume the following information at the last Contract Anniversary (9/1/2013):

Risk Control Account	Risk Control Account Allocation	Initial Index Rate Floor	Initial Index Rate Cap	S&P 500 Index Value	(Initial Index Value) x (1 + Index Interest Rate Floor)	(Initial Index Value) x (1 + Index Interest Rate Cap)
Secure Account	75%	0%	3.50%	1,000.00	1,000.00	1,035.00
Growth Account	25%	-10%	14.00%	1,000.00	900.00	1,140.00

Total Contract Value = $100,000
10-Year Initial Index Period
I = 10-Year Constant Maturity Treasury Rate = 3.50%
K = BofA Merrill Lynch 1-10 Year US Corporate
Constrained Index Asset Swap Spread = 1.00%

Assume the following information at the time of partial withdrawal (3/1/2014):

Gross partial withdrawal = $50,000.00
Unadjusted S&P 500 Index Value = 1,200.00
J = 8.5-Year Constant Maturity Treasury Rate = 3.00%
L = BofA Merrill Lynch 1-10 Year US Corporate
Constrained Index Asset Swap Spread = 0.85%
N = Years Remaining in Initial Index Period = 8.50
Surrender Charge Percent = 9.00%

We take the following steps to determine the net partial withdrawal amount (excluding taxes) payable to the Owner from each Risk Control Account in connection with a partial withdrawal resulting in a positive MVA.

First, we determine Credited Index Interest and Contract Value for each Risk Control Account at the time of the partial withdrawal. With respect to the Secure Account, because the Unadjusted Index Value is greater than the Initial Index Value multiplied by the sum of 1 + the Index Interest Rate Cap, Credited Index Interest equals the Contract Value held in the Secure Account ($75,000) multiplied by the Initial Index Rate Cap (3.50%) or $2,625.00. We then add the Credited Index Interest ($2,625.00) to the Contract Value in the Secure Account ($75,000) to determine the Contract Value in the Secure Account at the time of partial withdrawal ($77,625.00).

We follow the same steps in determining Credited Index Interest and Contract Value for the Growth Account at the time of the partial withdrawal. With respect to the Growth Account, because the Unadjusted Index Value is greater than the Initial Index Value multiplied by the sum of 1 + Index Interest Rate Cap, Credited Index Interest equals the Contract Value held in the Growth Account ($25,000) multiplied by the Initial Index Rate Cap (14.00%) or $3,500.00. We then add the Credited Index Interest ($3,500.00) to the Contract Value in the Growth Account ($25,000) to determine the Contract Value in the Growth Account at the time of partial withdrawal ($28,500).

Second, we determine the free annual withdrawal amount available in connection with a partial withdrawal from each Risk Control Account at the time of the partial withdrawal. We determine the free annual withdrawal amount for each Risk Control Account on a proportional basis based on the Contract Value held in each Risk Control Account. The free annual withdrawal amount is equal to 10% of the Contract Value at the beginning of the Contract Year ($100,000.00) or $10,000. We determine the portion of the free annual withdrawal amount available from the Secure Account by calculating the percentage of Contract Value held in the Secure Account. We divide the Secure Account Value ($77,625.00) by the sum of the Secure Account Value ($77,625.00) and he Growth Account Value ($28,500.00). The result is then multiplied by the free annual withdrawal amount $10,000.00) to determine the free annual withdrawal amount available in connection with a withdrawal from the Secure Account ($7,314.49).

We follow the same steps in determining the free annual withdrawal amount available in connection with a partial withdrawal from the Growth Account at the time of the partial withdrawal. We determine the portion of the free annual withdrawal amount available from the Growth Account by calculating the percentage of Contract Value held in the Growth Account. We divide the Growth Account Value ($28,500.00) by the sum of the Secure Account Value ($77,625.00) and the Growth Account Value ($28,500.00). The result is then multiplied by the free annual withdrawal amount $10,000.00) to determine the free annual withdrawal amount available in connection with a withdrawal from the Growth Account ($2,685.51).

Third, we calculate the amount of the partial withdrawal to be taken from each Risk Control Account. We determine the gross partial withdrawal amount for each Risk Control Account on a proportional basis based on the Contract Value held in each Risk Control Account. We determine the portion of the gross partial withdrawal to be taken from the Secure Account by multiplying the percentage of Contract Value held in the Secure Account (73.14%) by the gross partial withdrawal amount ($50,000.00) to determine the amount of the partial withdrawal to be taken from the Secure Account ($36,572.44).

We follow the same steps in determining the amount of the gross partial withdrawal to be taken from the Growth Account at the time of the partial withdrawal. We determine the portion of the gross partial withdrawal to be taken from the Growth Account by multiplying the percentage of Contract Value held in the Growth Account (26.86%) by the gross partial withdrawal amount ($50,000.00) to determine the amount of the partial withdrawal to be taken from the Growth Account ($13,427.56).

Fourth, we determine the amount of the gross partial withdrawal that may be subject to a surrender charge and MVA for each Risk Control Account. We do this by subtracting the free annual withdrawal amount available from the Risk Control Account from the gross partial withdrawal amount for the Risk Control Account. For the Secure Account, the gross partial withdrawal amount ($36,572.44) minus the portion of free annual withdrawal amount available from the Secure Account in connection with the partial withdrawal ($7,314.49) equals $29,257.95. For the Growth Account, the gross partial withdrawal amount ($13,427.56) minus the portion of free annual withdrawal amount available from the Growth Account in connection with the partial withdrawal ($2,685.51) equals $10,742.05.

Fifth, we determine the amount of the surrender charge that would be deducted from the gross partial withdrawal amount for each Risk Control Account. We do this by multiplying the amount of the gross partial withdrawal that may be subject to a surrender charge by the applicable surrender charge percentage for each Risk Control Account. For the Secure Account, the amount of the gross partial withdrawal subject to a surrender charge ($29,257.95) multiplied by the surrender charge percentage (9%) equals $2,633.22. For the Growth Account, the amount of the gross partial withdrawal subject to a surrender charge ($10,742.05) multiplied by the surrender charge percentage (9%) equals $966.78. The total surrender charge deducted in connection with the partial withdrawal equals $3,600.00 ($2,633.22 plus $966.78).

Sixth, we determine the MVA that would be applied to the gross partial withdrawal amount for each Risk Control Account. For each Risk Control Account, we do this by dividing the amount of the gross partial withdrawal that may be subject to an MVA by the sum of 1 plus the cumulative Index Interest Rate credited to date in the current contract year and multiply the result by the Market Value Adjustment Factor (“MVAF”). (The MVAF is equal to (((1 + I + K) / (1 + J + L))^N) – 1 and for this example is equal to 0.0545.) For the Secure Account, we would divide $29,257.95 by 1.035 then multiply the result by 0.0545 which equals a positive MVA of $1,539.72. For the Growth Account, we would divide $10,742.05 by 1.14 then multiply the result by 0.0545 which equals a positive MVA of $513.24. The total MVA applied in connection with the partial withdrawal is a positive MVA of $2,052.96 ($1,539.72 plus $513.24).

The amount of the net partial withdrawal paid the Owner from each Risk Control Account equals the gross partial withdrawal amount less the surrender charge plus the MVA. For the Secure Account, that equals $36,572.44 - $2,633.22 + $1,539.72 or $35,478.94. For the Growth Account, that equals $13,427.56 - $966.78 + $513.24 or $12,974.02. The total net partial withdrawal paid the Owner is $48,452.96 ($35,478.94 plus $12,974.02).

The Contract Value remaining in each Risk Control Account after the partial withdrawal equals the Contract Value in the Risk Control Account at the beginning of the Contract Year plus any Credited Indexed Interest and less the gross partial withdrawal amount. For the Secure Account, that equals $75,000.00 + $2,625.00 - $36,572.44 or $41,052.56. For the Growth Account, that equals $25,000 + $3,500.00 - $13,427.56 or $15,072.44. The total Contract Value in both Risk Control Accounts after the partial withdrawal is $56,125.00 ($41,052.56 plus $15,072.44).

Example 3 – Full Surrender of Contract on First Day of Second Contract Year with Negative MVA

Assume the following information at Contract Issue (9/1/2012):

Risk Control Account	Risk Control Account Allocation	Initial Index Rate Floor	Initial Index Rate Cap	S&P 500 Index Value	(Initial Index Value) x (1 + Index Interest Rate Floor)	(Initial Index Value) x (1 + Index Interest Rate Cap)
Secure Account	75%	0%	3.50%	1,000.00	1,000.00	1,035.00
Growth Account	25%	-10%	14.00%	1,000.00	900.00	1,140.00

Purchase Payment = $100,000
10-Year Initial Index Period
I = 10-Year Constant Maturity Treasury Rate = 3.50%
K = BofA Merrill Lynch 1-10 Year US Corporate
Constrained Index Asset Swap Spread = 1.00%

Assume at time of first Contract Anniversary (9/1/2013):

Unadjusted S&P 500 Index Value = 950.00
The Unadjusted S&P 500 Index Value on the last day of the first Contract Anniversary is equal to the Unadjusted S&P 500 Index Value on the first day of the second Contract Anniversary.
J = 9-Year Constant Maturity Treasury Rate = 4.00%
L = BofA Merrill Lynch 1-10 Year US Corporate
Constrained Index Asset Swap Spread = 1.50%
N = Years Remaining in Initial Index Period = 9.00
Surrender Charge Percent = 9.00%

We take the following steps to determine the Surrender Value (excluding taxes) payable to the Owner from each Risk Control Account in connection with a full surrender of the Contract. For purposes of this example, we assume the surrender takes place on the first day of the second Contract Year.

Upon the Contract Anniversary, we calculate and apply Credited Index Interest to each Risk Control Account. The Automatic Rebalancing Program then transfers Contract Value between the Risk Control Accounts in accordance with the Owner’s most recently communicated allocation instructions. First, we determine Credited Index Interest and Contract Value for each Risk Control Account on the Contract Anniversary. With respect to the Secure Account, because the Unadjusted Index Value is less than the Initial Index Value multiplied by the sum of 1 + the Index Interest Rate Floor, no Credited Index Interest would be credited to Contract Value held in the Secure Account ($75,000). With respect to the Growth Account, because the Unadjusted Index Value is greater than the Initial Index Value multiplied by the sum of 1 + Index Interest Rate Floor and the Unadjusted Index Value is less than the Initial Index Value multiplied by the sum of 1 + Index Interest Rate Cap, we would apply Credited Index Interest to Contract Value held in the Growth Account ($25,000). Because the Unadjusted Index Value is less than the Initial Index Value, we will credit negative Credited Index Interest to the Contract Value held in the Growth Account. The negative Credited Index Interest we will credit equals the Contract Value held in the Growth Account ($25,000) multiplied by the Unadjusted Index Value (950) divided by Initial Index Value (1,000) minus 1 or -$1,250.00. We then apply the negative Credited Index Interest (-$1,250.00) to the Contract Value in the Growth Account ($25,000) to determine the Contract Value in the Growth Account on the Contract Anniversary ($23,750).

The Automatic Rebalancing Program then transfers Contract Value between the Risk Control Accounts as noted in the chart below:

Before Rebalancing:
Risk Control Account	Account Value	Percentage

Secure	$75,000.00	75.95%
Growth	$23,750.00	24.05%

Contract Value	$98,750.00	100.00%

After Rebalancing:
Risk Control Account	Account Value	Percentage

Secure	$74,062.50	75.00%	(-$937.50)
Growth	$24,687.50	25.00%	(+$937.50)
Contract Value	$98,750.00	100.00%

Second, we determine the free annual withdrawal amount available in connection with a full surrender from each Risk Control Account at the time of surrender. We determine the free annual withdrawal amount for each Risk Control Account on a proportional basis based on the Contract Value held in each Risk Control Account. The free annual withdrawal amount is equal to 10% of the Contract Value at the beginning of the Contract Year ($98,750.00) or $9,875.00. We determine the portion of the free annual withdrawal amount available from the Secure Account by calculating the percentage of Contract Value held in the Secure Account. We divide the Secure Account Value ($74,062.50) by the sum of the Secure Account Value

($74,062.50) and the Growth Account Value ($24,687.50). The result is then multiplied by the free annual withdrawal amount $9,875.00) to determine the free annual withdrawal amount available from the Secure Account ($7,406.25) in connection with the surrender of the Contract.

We follow the same steps in determining the free annual withdrawal amount available from the Growth Account at the time of surrender. We determine the portion of the free annual withdrawal amount available from the Growth Account by calculating the percentage of Contract Value held in the Growth Account. We divide the Growth Account Value ($24,687.50) by the sum of the Secure Account Value ($74,062.50) and the Growth Account Value ($24,687.50). The result is then multiplied by the free annual withdrawal amount $9,875.00) to determine the free annual withdrawal amount available from the Growth Account ($2,468.75).

Third, we determine the amount of the withdrawal that may be subject to a surrender charge and MVA for each Risk Control Account. We do this by subtracting the free annual withdrawal amount available from the Contract Value in the Risk Control Account. For the Secure Account, the Secure Account Value ($74,062.50) minus the portion of free annual withdrawal amount available from the Secure Account in connection with the surrender ($7,406.25) equals $66,656.25. For the Growth Account, the Growth Account Value ($24,687.50) minus the portion of free annual withdrawal amount available from the Growth Account in connection with the surrender ($2,468.75) equals $22,218.75.

Fourth, we determine the amount of the surrender charge that would be deducted from the Contract Value in each Risk Control Account. We do this by multiplying the amount of the Contract Value that may be subject to a surrender charge by the applicable surrender charge percentage for each Risk Control Account. For the Secure Account, the Secure Account Value subject to a surrender charge ($66,656.25) multiplied by the surrender charge percentage (9%) equals $5,999.06. For the Growth Account, the Growth Account Value subject to a surrender charge ($22,218.75) multiplied by the surrender charge percentage (9%) equals $1,999.69. The total surrender charge deducted in connection with the surrender of the Contract equals $7,998.75 ($5,999.06 plus $1,999.69).

Fifth, we determine the MVA that would be applied to the Contract Value in each Risk Control Account. For each Risk Control Account, we do this by dividing the amount of the Contract Value that may be subject to an MVA by the sum of 1 plus the cumulative Index Interest Rate credited to date in the current contract year and multiply the result by the Market Value Adjustment Factor (“MVAF”). (The MVAF is equal to (((1 + I + K) / (1 + J + L))^N) – 1 and for this example is equal to -0.0821.) For the Secure Account, we would divide $66,656.25 by 1.00 then multiply the result by -0.0821 which equals a negative MVA of $5,475.42. For the Growth Account, we would divide $22,218.75 by 1.00 then multiply the result by -0.0821 which equals a negative MVA of $1,825.14. The total MVA applied in connection with the surrender of the Contract is a negative MVA of $7,300.56 ($5,475.42 plus $1,825.14).

The net amount paid the Owner from the surrender of the Contract from each Risk Control Account equals the Contract Value in the Risk Control Account less the surrender charge and the MVA. For the Secure Account, that equals $74,062.50 - $5,999.06 - $5,475.42 or $62,588.02. For the Growth Account, that equals $24,687.50 - $1,999.69 - $1,825.14 or $20,862.67. The total net amount paid the Owner from the surrender of the Contract is $83,450.69 ($62,588.02 plus $20,862.67). Following the surrender of the Contract, there would be no Contract Value remaining under the Contract.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.*

The expenses for the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows: [To be provided in amendment filing.]

Securities and Exchange Commission Registration Fees	$
Printing and engraving	$
Accounting fees and expenses	$
Legal fees and expenses	$
Miscellaneous	$
TOTAL EXPENSES	$

*	Estimated.

Item 14. Indemnification of Directors and Officers.

Section 490.202 of the Iowa Business Corporation Act (the “IBCA”), provides that a corporation’s articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or failure to take action, as a director, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled, (2) an intentional infliction of harm on the Company or the shareholders, (3) a violation of Section 490.833 of the IBCA or (4) an intentional violation of criminal law.

Further, Section 490.851 of the IBCA provides that a corporation may indemnify its directors who may be party to a proceeding against liability incurred in the proceeding by reason of such person serving in the capacity of director, if such person has acted in good faith and in a manner reasonably believed by the individual to be in the best interests of the corporation, if the director was acting in an official capacity, and in all other cases that the individual’s conduct was at least not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individual’s conduct was unlawful or the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation. The indemnity provisions under Section 490.851 do not apply (i) in the case of actions brought by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct set forth above or (ii) in connection with any proceedings with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director’s official capacity.

In addition, Section 490.852 of the IBCA provides mandatory indemnification of reasonable expenses incurred by a director who is wholly successful in defending any action in which the director was a party because the director is or was a director of the corporation. A director who is a party to a proceeding because the person is a director may also apply for court-ordered indemnification and advance of expenses under Section 490.854 of the IBCA.

Section 490.853 of the IBCA provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because such person is a director if the director delivers the following to the corporation: (1) a written affirmation that the director has met the standard of conduct described above or that the proceeding involved conduct for which liability has been eliminated under the corporation’s articles of incorporation and (2) the director’s written undertaking to repay any funds advanced if the director is not entitled to mandatory indemnification under Section 490.852 of the IBCA and it is ultimately determined that the director has not met the standard of conduct described above.

Under Section 490.856 of the IBCA, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because such person is an officer, to the same extent as a director. In addition, if the person is an officer but not a director, further indemnification may be provided by the corporation’s articles of incorporation or bylaws, a resolution of the board of directors or by contract, except liability for (1) a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding and (2) conduct that constitutes receipt by the officer of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the corporation or the shareholders or an intentional violation of criminal law. Such indemnification is also available to an officer who is also a director if the basis on which the officer is made a party to a proceeding is an act taken or a failure to take action solely as an officer.

Our Amended and Restated Articles of Incorporation provide that our directors will not be liable to us or our shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled, (2) an intentional infliction of harm on the Company or the shareholders, (3) a violation of Section 490.833 of the IBCA or (4) an intentional violation of criminal law.

Our Amended and Restated Articles of Incorporation also provide that we indemnify each of our directors or officers for any action taken, or any failure to take any action, as a director or officer except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled, (2) an intentional infliction of harm on the Company or the shareholders, (3) a violation of Section 490.833 of the IBCA or (4) an intentional violation of criminal law. Additionally, the Company is required to exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law.

Our Bylaws also provide indemnification to our directors on the same terms as the indemnification provided in our Amended and Restated Articles of Incorporation. Our Bylaws also provide for advances of expenses to our directors and officers. The indemnification provisions of our Bylaws are not exclusive of any other right which any person seeking indemnification may have or acquire under any statute, our Amended and Restated of Incorporation or any agreement, vote of stockholders or disinterested directors or otherwise.

Section 490.857 of the IBCA provides that a corporation may purchase and maintain insurance on behalf of a person who is a director or officer of a corporation, or who, while a director or officer of a corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by that person in that capacity or arising from that person’s status as a director or officer, whether or not the corporation would have the power to indemnify or advance expenses to that person against the same liability under the IBCA. As permitted by and in accordance with Section 490.857 of the IBCA, we maintain insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs for indemnification of directors and officers.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits.

(1)	(i)	Distribution Agreement (to be filed by amendment)
	(ii)	Selling Agreement (to be filed by amendment)

(3)	(i)	Articles of Incorporation of MEMBERS Life Insurance Company (filed herewith)
	(ii)	Bylaws of MEMBERS Life Insurance Company (filed herewith)

(4)	(i)	Forms of Contract (to be filed by amendment)
	(ii)	Form of Application (to be filed by amendment)
	(iii)	Form of Change of Annuitant Endorsement (to be filed by amendment)
(iv)	Form of Roth IRA Endorsement (to be filed by amendment)
	(v)	Form of IRA Endorsement (to be filed by amendment)
(vi)	Form of Amendment to Application Endorsement (to be filed by amendment)

(5)	Legality Opinion (to be filed by amendment)

(8)	Opinion re: tax matters (to be filed by amendment)

(10)	Material Contracts

(23)	(i)	Consent of Sutherland Asbill & Brennan LLP (to be filed by amendment)
	(ii)	Consent of Ross D. Hansen (to be filed by amendment)
	(iii)	Consent of Deloitte &Touche LLP independent public accounting firm (to be filed by amendment)

(24)	Powers of Attorney (filed herewith)

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, MEMBERS Life Insurance Company has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Madison, and State of Wisconsin on the 6 day of February, 2013.

MEMBERS Life Insurance Company

By:	/s/Robert N. Trunzo
Robert N. Trunzo, President

* Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on February 1, 2013 in the capacities indicated.

Name	Title
*
President/Director
Robert N. Trunzo

*
Treasurer
Brian J. Borakove

*
Director
Stephen W. Koslow

*
Director
Thomas J. Merfeld

*
Director
James M. Power

*
Director
Richard R. Roy

/s/Ross D. Hansen
* By:
	Ross D. Hansen	As Attorney-in-Fact pursuant to powers of
attorney filed herewith

Exhibit List

(3)	(i)	Articles of Incorporation of MEMBERS Life Insurance Company
	(ii)	Bylaws of MEMBERS Life Insurance Company

(24)		Powers of Attorney